SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 10A-2

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12 (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                        Dynacore Patent Litigation Trust
             (Exact name of registrant as specified in its charter)

                     Delaware                               74-6498884
-------------------------------------------------------------------------------
         (State or other jurisdiction       (I.R.S Employer Identification No.)
       of incorporation or organization)



9901, IH-10 West, Suite 800, San Antonio, Texas                  78230-2292
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code           (210) 558 2898
                                                             --------------

Securities to be registered pursuant to Section 12(b) of the Act:

                                                Name of Each Exchange on Which
Title of Each Class to be so Registered         Each Class is to be Registered
---------------------------------------         ------------------------------

           None                                         Not Applicable



                     Securities to be registered pursuant to
                           Section 12(g) of the Act:

                           Trust Beneficial Interests
                                (Title of Class)

                                     PART I

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.           Business.

         The Dynacore Patent Litigation Trust (the "Trust") was formed as a Delaware grantor trust to prosecute various patent litigation claims originally owned by Dynacore Holdings Corporation ("Dynacore") and, if any of the prosecutions are successful or are settled in a manner which derives economic benefit to the Trust, to distribute to the beneficial owners of the Trust the net proceeds of such litigations. Only one defendant in one of such litigations has settled with the Trust as of the date of this Registration Statement. As of the date of this Registration Statement, two consolidated litigations remain active, involving 25 defendants. These proceedings are described in Item 8 below.

         On May 3, 2000, Dynacore, then known as Datapoint Corporation, filed a petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Court"). On October 12, 2000, Dynacore filed its Amended Plan of Reorganization (the "Plan"), which was subsequently approved by the Court on December 5, 2000. On December 18, 2000, the Trust was formed and 10 million beneficial interests, representing interests in the Trust, were issued. The Trust operates pursuant to a Trust Agreement, dated as of December 18, 2000 (the "Trust Agreement"). Due to the cancellation of unclaimed beneficial interests, 9,977,690 beneficial interests were outstanding as of September 30, 2002.

         Among other things, pursuant to the confirmed Plan: (i) Debenture holders and other unsecured creditors of Dynacore received 40% of the Trust,
(ii) holders of Dynacore's preferred stock, par value $1.00 per share, received 3.5% of the Trust, and (iii) the remaining 56.5% interest in the Trust was, at that time, retained by the reorganized Dynacore. Subsequently, Dynacore transferred 12% of the beneficial interests to individual employees of Dynacore as part of their compensation arrangements.

         Section 3.10 of the Plan states that the beneficial interests in the Trust shall be freely transferable and tradable. In addition, pursuant to the approved Plan and as reflected in its Restated Certificate of Incorporation, Dynacore is obligated to distribute to its then stockholders, 75% of the first $100 million of net proceeds, if any, received on account of its beneficial interest in the Trust after adjustment for corporate tax and payment of all patent litigation expenses. As of September 25, 2002, proceeds have been received from a settlement of one of the proceedings with one defendant, upon terms which are required to be held confidential. See Item 8 - "Legal Proceedings" below. Also, as part of the Plan, Dynacore has committed to lend the Trust up to $1 million to pursue the patent litigations. See Item 3 - "Properties" below.

         The Trust will continue in existence for a period of five years or until the distribution of all of its property, whichever occurs first, except that if the Trustees determine that it is necessary to extend the duration of the Trust to accomplish the Trust's purposes, they may make an application to the Court, not later than eight months prior to the fifth and tenth anniversaries of the Trust, for an order extending the duration of the Trust for additional five year periods.

Item 2.           Financial Information.

         The Selected Financial Data should be read in conjunction with the financial statements and related notes as of and for the years ended December 31, 2001 and 2000, and as of and for the nine month periods ending September 30,2002 and September 30, 2001, which are included in Item 13 below.

                                                            For the Years Ended December 31
                                                            2001                     2000

Operating revenues                                      $        0              $        0
Income (loss) from continuing operations                $ (269,803)             $   (1,250)
Income   (loss)   from   continuing   operations   per
beneficial interest                                     $     (.03)             $        0
Total assets                                            $   28,750              $   28,750
Long-term obligations                                   $  206,006              $        0
Cash dividends per beneficial interest                  $        0              $        0

                                                          For the Nine Months Ended September 30
                                                                        (unaudited)
                                                            2002                     2001

Operating revenues                                      $        0              $        0
Income (loss) from continuing operations                $ (531,036)             $ (163,995)
Income   (loss)   from   continuing   operations   per
beneficial interest                                     $     (.05)             $     (.02)
Total assets                                            $    6,250              $    6,250
Long-term obligations                                   $  633,060              $  134,620
Cash dividends per beneficial interest                  $        0              $        0

Management's Discussion and Analysis

         Overview

         On May 3, 2000, Dynacore, then known as Datapoint Corporation, filed a petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Court"). On October 12, 2000, Dynacore Holdings Corporation ("Dynacore") filed its Amended Plan of Reorganization (the "Plan"), which was subsequently approved by the Court on December 5, 2000. On December 18, 2000, the Patent Litigation Trust (the "Trust") was formed and 10 million beneficial interests, representing interests in the Trust, were issued. The Trust operates pursuant to a Trust Agreement, dated as of December 18, 2000 (the "Trust Agreement"). As of September 30, 2002 and as of the date of this Registration Statement, 9,977,690 beneficial interests were outstanding since 22,310 beneficial interests were not claimed.

         The Trust was formed as a Delaware grantor trust to prosecute various patent litigation claims originally owned by Dynacore and, if any of the prosecutions are successful or are settled in a manner which derives economic benefit to the Trust, to distribute to the beneficial owners of the Trust the net proceeds of the litigations. Only one suit was settled as of the date of this Registration Statement. As of the date of this Registration Statement, two consolidated suits remain active and are described below.


         As the owner of United States Patent Nos. 5,008,879 and 5,077,732 (the "'732 Patent") related to network technology, Dynacore believed these patents covered most products introduced by various suppliers to the networking industry and dominated certain types of dual-speed technology on networking recently introduced by various industry leaders. Actions for patent infringement which Dynacore transferred and assigned to the Trust pursuant to the Trust Agreement constitute the Trust property. The suits described below are the only actions still pending.


         On June 30, 2001 and November 31, 2001, respectively, Dynacore and the Trust filed the following suits in the Southern District of New York for infringement of the '732 Patent.

         1. Dynacore Patent Litigation Trust v. U.S. Philips Corporation, STMicroelectronics, Inc., Compaq Computer Corporation, Hewlett-Packard Corporation, Epson America, Inc., Fujitsu America, Inc., Matsushita Electric Corporation of America, Texas Instruments Incorporated, Eastman Kodak Company, Dell Computer Corporation, Dell Marketing Corporation, Gateway, Inc., Motorola, Inc., Apple Computer, Inc., and NEC Computers, Inc., Civil Action No. 01-CV-5012 (LTS) (GWG).

2. Dynacore Patent Litigation Trust v. Sony Electronics, Inc., Nikon, Inc., JVC Americas Corp., Adaptec, Inc., Smartdisk Corporation, Evergreen Technologies, Inc., Ads Technologies, Inc., Western Digital Corporation, Quadmation Incorporated, Lucent Technologies, Inc., and 3COM Corporation, Civil Action No. 01-CV-10978 (LTS) (GWG)

         The suits allege that The Institute of Electrical and Electronic Engineers ("IEEE") standard for the computer and electronics industry known as 1394 utilizes technology that falls within the scope of the subject matter of the `732 Patent and that each defendant sells products that comply with the 1394 standard. Although these actions were initially stayed, the stay has been vacated and the action is proceeding.

         Financial Condition

         The Trust's primary sources of liquidity are (a) from loans as described below, and (b) from the successful litigations and/or settlements of its patent infringement lawsuits, if any, receipts of which will only be used to repay the principal amount and accrued interest on any loans outstanding, for professional and administrative expenses of the Trust, and to distribute the net proceeds of such receipts to the beneficial owners of the Trust.

         Under the terms of the Trust Agreement, Dynacore is obligated to loan to the Trust, on an unsecured basis, and the Trustees are authorized to borrow from Dynacore, sufficient monies to enable the Trust to pay all costs and expenses incurred by the Trust subsequent to its formation, including, but not limited to professional fees, Trustees' compensation and all other reasonable and necessary Trust administrative expenses arising out of the administration of the Trust and from the prosecution of the patent litigations. The Trust is obligated to repay all loans from Dynacore from the first monies received by it from the partial and complete liquidation of the Trust property. Notwithstanding the foregoing, Dynacore is not required to loan, in the aggregate principal amount, more than $1 million to the Trust.

         As of September 30, 2002, the principal amount of such loans was $587,504. In addition, Trust expenses of $175,279 were incurred and unpaid at September 30, 2002. After additional borrowings are made by the Trust from Dynacore to satisfy these unpaid expenses, the total principal amount committed to be repaid to Dynacore as of September 30, 2002 is $762,783. As of December 31, 2001 and December 31, 2000, the amounts of such loans were $196,611 and $0, respectively. In addition, as of September 30, 2002, December 31, 2001 and December 31, 2000, the amount of interest accrued and payable on these loans was $45,556, $9,395, and $0, respectively.

         Results of Operations

         For the period of January 1, 2002 through September 30, 2002, the Trust incurred a net loss of $531,036. Included in this loss are legal fees related to litigation of $509,054, accounting fees of $6,000, general legal fees of $7,322, trustee fees of $22,500 and interest expense of $36,160 payable to Dynacore for loans then outstanding. Also included is $50,000 of proceeds from patent litigation settlements.

         For the year ended December 31, 2001, the Trust incurred a net loss of $269,803. Included in this loss are legal and professional fees of $230,408, trustee fees of $30,000, and interest expense of $9,395 payable to Dynacore for loans then outstanding.

         For the year ended December 31, 2000, the Trust reported a net loss of $1,250. As the Trust did not begin incurring legal and professional fees until 2001, the $1,250 represents earned Trustee fees.

     Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Results

         This Registration Statement on Form 10 contains forward-looking statements about the business, financial condition and prospects of the Trust. The actual results of the Trust could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including, without limitation, the number and amounts of patent litigations and/or settlements which are successful, the amount of funding required to continue the litigations, economic conditions, changes in tax and other governmental rules and regulations applicable to the Trust, and other risks. These risks and uncertainties are beyond the ability of the Trust to control, and in many cases, the Trust cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this Registration Statement, the words "believes," "estimates," "plans," "expects," and "anticipates" and similar expressions as they relate to the Trust or its management are intended to identify forward-looking statements.

Item 3.           Properties.

         Dynacore owned certain patents, which it considered to be valuable proprietary assets. As such, Dynacore was actively involved in not only maximizing such patents through royalty and/or licensing arrangements, but also, in protecting these assets from infringement by other parties through litigation. Pursuant to the Plan, the Trust was created to (i) prosecute and enforce the patent litigations, on behalf, and for the sole benefit, of the beneficiaries and (ii) distribute the Trust's property to the beneficiaries. At the time the Trust was formed, all rights, title and interest in the patent litigations were transferred from Dynacore to the Trust for prosecution and enforcement or settlement and compromise on behalf, and for the benefit, of the beneficiaries.

         Under the terms of the Trust Agreement, Dynacore is obligated to loan to the Trust, on an unsecured basis, and the Trustees are authorized to borrow from Dynacore, sufficient monies to enable the Trust to pay all costs and expenses incurred by the Trust subsequent to its formation, including, but not limited to professional fees, Trustees' compensation and all other reasonable and necessary Trust administrative expenses arising out of the administration of the Trust and from the prosecution of the patent litigations. The Trust is obligated to repay all loans from Dynacore from the first monies received by it from the partial and complete liquidation of the Trust property. All loans by Dynacore are or shall be evidenced by (i) a promissory note with interest at 12% per annum and (ii) at Dynacore's request, a loan agreement containing such terms and conditions as are mutually agreeable between Dynacore and the Trust, including a provision that repayment to Dynacore shall be only from recoveries from the patent litigations and at such time as the Trustees deem prudent. The execution of a promissory note and a loan agreement were and are not, however, a condition of Dynacore's obligation to make loans necessary to pay the Trust's administrative expenses, which obligation may be terminated only by Court order entered after a hearing on notice to such entities as the Court may direct. Notwithstanding the foregoing, Dynacore is not required to loan, in the aggregate principal amount, more than $1 million to the Trust.

         As of September 30, 2002, the principal amount of such loans was $587,504. In addition, Trust expenses of $175,279 were incurred and unpaid at September 30, 2002. After additional borrowings are made by the Trust from Dynacore to satisfy these unpaid expenses, the total principal amount committed to be repaid to Dynacore as of September 30, 2002 is $762,783. In addition, interest of $45,556 was accrued and payable with regard to such loans as of September 30, 2002. The existing promissory notes are attached as exhibits to this Registration Statement.

     Item 4. Security Ownership of Certain Beneficial Owners and Management.

(a)      Security Ownership of Certain Beneficial Owners.

         The following persons are known to the Trust to be beneficial owners of more than five percent (5%) of the Trust's securities as defined under Exchange Act Rule 13(d)(3).

                                             Trust Securities         Percent
Name and Address                            Beneficially Owned       of Class

Dynacore Holdings Corporation
9901 IH10 West, Suite 800
San Antonio, Texas 78230                         4,450,094              44.6%

Asher B. Edelman                    (see Table in "Security
Ch. Pecholettaz 9,                  Ownership of Management")(1)
1066 Epalinges, Switzerland

         (b)      Security Ownership of Management.


         The following table sets forth certain information regarding the beneficial ownership of the Trust's securities by each Trustee and by all of the Trustees as a group as of November 20, 2002.


                                      Beneficial Interests
Name and Address                       Beneficially Owned       Percent of Class

Asher B. Edelman
Ch. Pecholettaz 9
1066 Epalinges, Switzerland                  504,409 (1)              5.1%

Gerald N. Agranoff
9901 IH 10 West Suite 800
San Antonio, Texas 78230-2292                369,522                  3.7%

Fred Ehrman
570 Lexington Ave. 11th Floor
New York, New York 10022                     440,689                  4.4%

All of the Trustees as a group             1,314,620                 13.2%


(1) Of Mr. Edelman's listed beneficial ownership of 504,409 beneficial interests, 186,827 beneficial interests are owned by Mr. Edelman directly. In addition, (a) 11,731 beneficial interests are owned by the Edelman Value Fund, Ltd, for which Mr. Edelman is the sole investment manager; (b) 5,851 beneficial interests are owned by Edelman Value Partners, L.P. Mr. Edelman is the sole stockholder of its sole general partner, A. B. Edelman Management Company, Inc.;
(c) 37,500 beneficial interests are owned by the Edelman Family Partnership, L.P. which is controlled by Mr. Edelman; (d) 250,000 beneficial interests are owned by Mr. Edelman's wife; and (e)12,500 beneficial interests are owned by Irving Garfinkel c/f Christopher Asher Edelman UTMA/NY. Christopher Edelman is Mr. Edelman's minor son. Mr. Edelman disclaims beneficial ownership of the beneficial interests described in items (d) and (e) even though reflected in the table above.


Item 5.           Directors and Executive Officers.

         There are three Trustees of the Trust, each of whom has served since the Trust's inception.

         Asher B. Edelman, age 62, joined Dynacore's Board of Directors as its Chairman in March 1985 and has served in that capacity to the present date, and as Chief Executive Officer since February 1993. Dynacore, located in San Antonio, Texas, is described below following the biographies of the Trustees. In addition, since 1984, Mr. Edelman has been a general partner of Asco Partners, the general partner of Edelman Securities Company L.P. (formerly Arbitrage Securities Company), a United States registered broker-dealer located in New York City. Since 1991, Mr. Edelman has been the Chairman of the Board of Directors of Canal Capital Corporation, a real estate company located in New York City and, since 2001, has been a member of the Board of Directors of Perini Corp., a construction company located in Framingham, Massachusetts. He is also a general partner and/or manager of various investment partnerships and funds, including Asher B. Edelman & Associates, LLC, a manager for a value oriented investment fund.


         Gerald N. Agranoff, age 55, is currently Chief Operating Officer, Acting President, Vice Chairman of the Board and Director of Dynacore, having been associated with the company since 1991 when he became a member of the Board of Directors. He was employed as Vice President and General Counsel in 1994 and assumed his current positions on December 18, 2000. He is a general partner of SES Family Investment & Trading Partnership, L.P., an investment partnership formed in 1995 by the members of one family to consolidate their activities. Mr. Agranoff is not a member of the family. Mr. Agranoff has been a general partner of Asco Partners since 1984, having become its general counsel in 1982 and, since 1998, has been a member of Asher B. Edelman & Associates, LLC. Since 1987, Mr. Agranoff has been a general partner of Plaza Securities Company, L.P., a securities company located in New York City. Since 1984, he has been a director of Canal Capital Corporation and, since 1990, has been a director of Bull Run Corporation, a sports and affinity marketing company located in Atlanta, Georgia. He is also counsel to the New York City law firm Pryor, Cashman, Sherman & Flynn.


         Fred Ehrman, age 66, is an investment adviser and has been vice chairman of BMI Capital since 1973. BMI Capital is an investment advisor located in New York City.

         Dynacore was principally engaged in the development, acquisition, marketing, servicing, and system integration of computer and communication products, both hardware and software, before filing a petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court. Since the final decree closing the Chapter 11 case was ordered on December 20, 2001, Dynacore has been actively pursuing an acquisition of assets, property or business that may be beneficial to it and its stockholders. It is unable to predict the time as to when and if it may actually participate in any specific business endeavor.

Item 6.           Executive Compensation.

         Each Trustee of the Trust receives an annual fee of $10,000 and reimbursement of reasonable and necessary expenses. In addition, each Trustee is entitled to receive 1% of the gross consideration recovered by the Trust from the patent litigations, before repayment of the loans.

Item 7.  Certain Relations and Related Transactions.

     Asher B. Edelman, a Trustee of the Trust, is Dynacore's Chief Executive Officer and Chairman of Dynacore's Board of Directors.

        Gerald N. Agranoff, a Trustee of the Trust, is Dynacore's Chief Operating Officer, Acting President and Vice Chairman of the Board of Directors.

         Dynacore is obligated to loan the Trust up to $1,000,000. The terms and conditions of the loan are described above in Item 3 - "Properties."

Item 8.           Legal Proceedings.


         As the owner of United States Patent Nos. 5,008,879 and 5,077,732 (the "'732 Patent") related to network technology, Dynacore believed these patents covered most products introduced by various suppliers to the networking industry and dominated certain types of dual-speed technology on networking recently introduced by various industry leaders. Actions for patent infringement which Dynacore transferred and assigned to the Trust pursuant to the Trust Agreement constitute the Trust property. The suits described below are the only actions still pending.


         Dynacore and the Trust filed the following suits in the Southern District of New York for infringement of the '732 Patent.

1. Dynacore Patent Litigation Trust v. U.S. Philips Corporation, STMicroelectronics, Inc., Compaq Computer Corporation, Hewlett-Packard Corporation, Epson America, Inc., Fujitsu America, Inc., Matsushita Electric Corporation of America, Texas Instruments Incorporated, Eastman Kodak Company, Dell Computer Corporation, Dell Marketing Corporation, Gateway, Inc., Motorola, Inc., Apple Computer, Inc., and NEC Computers, Inc., Civil Action No. 01-CV-5012 (LTS) (GWG), filed June 6, 2001.

2. Dynacore Patent Litigation Trust v. Sony Electronics, Inc., Nikon, Inc., JVC Americas Corp., Adaptec, Inc., Smartdisk Corporation, Evergreen Technologies, Inc., Ads Technologies, Inc., Western Digital Corporation, Quadmation Incorporated, Lucent Technologies, Inc., and 3COM Corporation, Civil Action No. 01-CV-10978 (LTS) (GWG), filed November 30, 2001.

         The suits, each of which seek an injunction and unspecified damages, allege that The Institute of Electrical and Electronic Engineers ("IEEE") standard for the computer and electronics industry known as 1394 utilizes technology that falls within the scope of the subject matter of the `732 Patent and that each defendant sells products that comply with the 1394 standard. Although these actions were initially stayed, the stay has been vacated and the actions are proceeding.

         The suits are in their discovery phase.

     Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Shareholder Matters.

         There is no established market for the beneficial interests in the Trust. The beneficial interests have not been quoted in the automated quotation system of a registered securities association nor have there been any quotations of any bids for the beneficial interests. Sales of beneficial interests, if any, have been made in privately negotiated transactions.

         There were 496 holders of beneficial interests in the Trust as of November 15, 2002.

Item 10. Recent Sales of Unregistered Securities.

         None.
Item 11. Description of Registrant's Securities to be Registered.

         The securities being registered are beneficial interests in a grantor trust. The Trust Agreement does not provide the holders of the beneficial interests any voting rights. The beneficial interests are freely transferable and tradable. The approximate book value of a beneficial interest as of September 30, 2002 was $(0.08).

         The holders of the beneficial interests are entitled to pro rata distributions of proceeds from the liquidation of Trust property or from income from investments, in each case after payment of the Trust's expenses, including without limitation, repayment of any advances or loans made to the Trust by Dynacore, professional fees, Trustees fees, taxes, if any, properly payable by the Trust and reimbursement of any disbursing agent for distributions to be made to the holders. Distributions will be made only from Trust property and only to the extent that the Trust has sufficient property to make such payments in accordance with the terms of the Trust Agreement. Distributions upon liquidation of the Trust will also be made pro rata to the holders of the beneficial interests.

         In the discretion and judgment of the Trustees, not less often than annually, the Trustees shall distribute the Trust's net income plus all net proceeds from the sale of Trust property, except that the Trust may retain an amount of net proceeds or net income reasonably necessary to maintain the value of the Trust property and/or to be able to continue the prosecution and/or settlement of the patent litigations or to meet claims and contingent liabilities (including disputed claims), expenses, debts, charges and obligations of the Trust. Notwithstanding the foregoing, the Trust is not required to make an interim distribution in an aggregate amount less than $500,000.

Item 12. Indemnification of Directors and Officers.

     To the extent permissible under Delaware law or as provided in the Plan,

         (i) each Trustee, acting in such capacity, shall not be personally liable to the Trust or any of the beneficiaries of the Trust in connection with any act or omission except for such acts or omissions as shall constitute fraud, bad faith, willful misconduct, gross negligence, willful disregard of duties or willful breach of the Trust Agreement;

         (ii) each Trustee shall be indemnified by the Trust and Dynacore from any losses, claims, damages, liabilities or expenses, including, without limitation, reasonable attorney's fees, disbursements and related expenses (collectively, the "Expenses") which a Trustee may incur or to which such Trustee may become subject in connection with any action, suit, proceeding or investigation (collectively, the "Actions") brought or threatened to be brought against such Trustee in his capacity as such; provided, however, that the Trust and Dynacore need not indemnify a Trustee in respect of Actions relating to matters which the Trustee has been found by final, non-appealable order, decree or judgment (a "Final Order") to have engaged in acts or omissions constituting fraud, bad faith, willful misconduct, gross negligence, willful disregard of duties or willful breach of the Trust Agreement;

         (iii) if any Trustee incurs or becomes subject to any Expenses in connection with any such Actions, the Trust and Dynacore shall advance to, or otherwise reimburse, such Trustee for such Expenses; provided, however, that such Trustee shall be required to promptly repay to the Trust or Dynacore, as the case may be, the amount of any such advanced or reimbursed Expenses paid to the Trustee, if any, to the extent that it ultimately shall be determined by Final Order that the proximate cause for such expense was such Trustee's fraud, bad faith, willful misconduct, gross negligence, willful disregard of duties or willful breach of the Trust Agreement; and

         (iv) the officers, employees and agents of the Trustees may be likewise defended, held harmless and indemnified.

Item 13. Financial Statements and Supplementary Data

                        DYNACORE PATENT LITIGATION TRUST


                              FINANCIAL STATEMENTS


                           DECEMBER 31, 2001 AND 2000

                          INDEX TO FINANCIAL STATEMENTS





                                                                           Page

Report of Marks Paneth & Shron LLP
      Independent Auditors                                                  3

Financial Statements

 Statements of Operations for 2001 and the period
     December 19 - 31, 2000                                                 4


 Balance Sheets as of December 31, 2001 and 2000                            5


 Statements of Cash Flows for 2001 and the period
 December 19 - 31, 2000                                                     6

 Statements of Beneficial Interestholders' Equity (Deficiency)
 for 2001 and the period December 19 - 31, 2000                             7


Notes to Financial Statements                                               8

REPORT OF INDEPENDENT AUDITORS


The Trustees
Dynacore Patent Litigation Trust


We have audited the accompanying balance sheets of the Dynacore Patent Litigation Trust as of December 31, 2001 and 2000 and the related statements of operations, beneficial interestholders' equity (deficiency), and cash flows for the year ending December 31, 2001, and the period December 19, to December 31, 2000. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Dynacore Patent Litigation Trust as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the year ending December 31, 2001, and the period December 19, to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




                                                /s/ Marks Paneth & Shron LLP


New York, New York
April 29, 2002

STATEMENTS OF OPERATIONS
Dynacore Patent Litigation Trust
December 31, 2001 and 2000
(in whole dollars)



                                                                   2001             2000
----------------------------------------------------------------------------------------
Revenue:
Proceeds from Patent Litigations/ Settlements                $       --          $    --
                                                             ---------------------------
Total proceeds

Costs and expenses:
Legal and professional fees                                  $  230,408          $    --
Trustee fees                                                     30,000            1,250
Interest expense                                                  9,395          $    --
                                                                ------------------------
Total costs and expenses                                        269,803            1,250
                                                                ------------------------

Net loss                                                     $ (269,803)         $(1,250)
                                                             ============================

Loss per unit of beneficial interest:                        $     (.03)         $    --
                                                             ===========================

Units of beneficial interests outstanding                     9,977,690        9,977,690


See accompanying Notes to Financial Statements.

BALANCE SHEETS
Dynacore Patent Litigation Trust
December 31, 2001 and 2000
(in whole dollars)




                                                                                   2001               2000
----------------------------------------------------------------------------------------------------------
Assets

Current assets:
    Prepaid trustee fees                                                       $  28,750           $28,750
                                                                               ---------------------------
        Total current assets                                                      28,750            28,750

                                                                               $  28,750           $28,750
                                                                               ===========================

Liabilities and Beneficial Interestholders' Equity (Deficit)

Current liabilities:
    Accrued  legal expenses                                                    $  63,797          $     --
    Accrued trustee fees                                                          30,000            30,000
                                                                                  ------------------------
        Total current liabilities                                                 93,797            30,000

Interest payable                                                                   9,395                --
Loans payable                                                                    196,611                --

Beneficial interestholders' equity (deficit):
    Beneficial interests authorized 10,000,000; issued and
    outstanding 9,977,690                                                             --                --
    Accumulated Deficit                                                         (271,053)           (1,250)
                                                                                -------- ------------------
        Total beneficial interestholders' equity (deficit)                      (271,053)           (1,250)
                                                                                ---------------------------
                                                                               $  28,750           $28,750
                                                                               ===========================


See accompanying Notes to Financial Statements.

                                        5

STATEMENTS OF CASH FLOWS
Dynacore Patent Litigation Trust
December 31, 2001 and 2000
(in whole dollars)


                                                                            2001           2000
------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net loss                                                               $ (269,803)     $  (1,250)
Adjustments to reconcile net loss to net cash
used in operating activities:
Changes in assets and liabilities:
Increase  in prepaids                                                         --         (28,750)
Increase  in accrued expenses                                              73,192         30,000
                                                                       --------------------------
Net cash used in operating activities                                  (196,611)            --
                                                                       --------------------------

Net cash provided from (used in) investing activities                         --              --

Cash flows from financing activities:
Loan proceeds from Dynacore Holdings Corporation                         196,611              --
                                                                         -----------------------
Net cash provided from financing activities                               196,611             --
                                                                          ----------------------

Net increase (decrease) in cash and cash equivalents                          --              --
Cash and cash equivalents at beginning of period                              --              --
                                                                     ---------------------------
Cash and cash equivalents at end of period                             $       --      $      --
                                                                      ==========================

Cash payments for:
Interest                                                               $       --      $      --
Income taxes                                                                   --             --

See accompanying Notes to Financial Statements.

                                        6

STATEMENTS OF BENEFICIAL INTERESTHOLDERS' EQUITY (DEFICIENCY)
Dynacore Patent Litigation Trust
December 31, 2001 and 2000
(in whole dollars)


                                      Accumulated Deficit        Total


Balance at December 18, 2000              $       --         $     --
                                          ==========         ========

Net loss                                      (1,250)          (1,250)
                                              -------          -------

Balance at December 31, 2000              $   (1,250)        $ (1,250)
                                          ===========        =========

Net loss                                    (269,803)        (269,803)
                                            ---------        ---------

Balance at December 31, 2001               $(271,053)       $(271,053)
                                           ==========       ==========

See accompanying Notes to Financial Statements.

DYNACORE PATENT LITIGATION TRUST
NOTES TO FINANCIAL STATEMENTS
December 31, 2001 and 2000
(in whole dollars )




1.  Summary of Significant Accounting Policies

Fiscal Year

The Dynacore Patent Litigation Trust ("PLT") was established on December 18, 2000 (see Footnote 2 below for more detail) and utilizes a calendar year for financial reporting purposes. All references to December 31, 2000 cover the period of December 19, through December 31, 2000.

Income Taxes

For Federal income tax purposes, the PLT is treated as a "grantor trust" and consequently, is not intended to be an association taxable as a corporation, joint venture, partnership or other entity. As such, all items of income, deduction, or credit are treated as belonging to the trust grantors, the holders of the beneficial interests, and will be reported on behalf of such holders to the extent that income is realized by the PLT.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risk Concentration

Currently, the PLT's sole cash source is Dynacore to the extent of Dynacore's funding commitment of up to $1 million, as described in Footnote 2. In the event that Dynacore is unable to fulfill this commitment or if such commitment is fully satisfied, the PLT would require additional cash infusions from other sources in order to continue its pursuit of the patent litigations. No such sources have as yet been identified.

2.  Establishment of PLT

Formation
On May 3, 2000, Dynacore Holdings Corporation ("Dynacore") then known as Datapoint Corporation filed a petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Court"). On October 12, 2000, Dynacore filed its Amended Plan of Reorganization (the "Plan"), which was subsequently approved by the Court on December 5, 2000. On December 18, 2000 (the "Effective Date", as defined in the
Plan), the Dynacore Patent Litigation Trust was formed and 10 million beneficial interests, representing interests in the PLT were issued.

Among other things, pursuant to the confirmed Plan: (i) Debenture holders and other unsecured creditors of Dynacore received 40% of the PLT, (ii) holders of Dynacore's preferred stock, par value $1.00 per share, received 3.5% of the PLT,
(iii) and the remaining 56.5% interest in the PLT was retained by the reorganized Dynacore.

The Plan contemplated that the beneficial interests in the PLT would be transferable and tradable. In addition, pursuant to the approved Plan and as reflected in its Restated Certificate of Incorporation, Dynacore is obligated to distribute to its then stockholders, 75% of the first $100 million of net proceeds, if any, received on account of its beneficial interest in the PLT after adjustment for corporate tax and payment of all patent litigation expenses. As of December 31, 2001, no proceeds have yet been received from the patent litigations. Also, as part of the Plan, Dynacore has committed to lend the PLT up to $1 million to pursue the patent litigations as described below in Footnote 4.


Purpose
Dynacore owns certain patents, which it considers to be valuable proprietary assets. As such, Dynacore has been actively involved in not only maximizing such patents through royalty and/or licensing arrangements, but also, in protecting these assets from infringement by other parties through litigation. Pursuant to the Plan, the PLT was created to (i) prosecute and enforce the patent litigations, on behalf, and for the sole benefit, of the beneficiaries and (ii) distributing the Trust Property to the beneficiaries. At the time of the formation of the PLT, all rights, title and interest in the patent litigations were transferred from Dynacore to the PLT for prosecution and enforcement or settlement and compromise of the patent litigations on behalf, and for the benefit, of the beneficiaries.

Term
The PLT shall continue in existence for a period of five years or until the distribution of all property of the PLT, whichever shall first occur, except that if the Trustees determine that it is necessary to extend the duration of the PLT to accomplish the purposes of the PLT, they shall make an application to the Court, not later than eight months prior to the fifth and tenth anniversaries of the PLT, for an order extending the duration of the PLT for additional five (5) year periods.

Trustees
There are three Trustees of the PLT, each of whom receives an annual fee of $10,000 and reimbursement of reasonable and necessary expenses. In addition, each Trustee is entitled to receive 1% of the gross consideration recovered by the PLT from the patent litigations.

3.  Loan Payable

Under the terms of the PLT agreement, Dynacore shall loan to the PLT, on an unsecured basis, and the PLT Trustees are authorized to borrow from Dynacore, sufficient monies to enable the PLT to pay all costs and expenses incurred by the PLT subsequent to its formation, including, but not limited to professional fees, Trustees' compensation and all other reasonable and necessary PLT administrative expenses arising out of the administration of the PLT and from the prosecution of the patent litigations. The PLT is obligated to repay all loans from Dynacore from the first monies received by it from the partial or complete liquidation of the PLT property. All loans by Dynacore shall be evidenced by (i) a promissory note with interest at 12% per annum and (ii) at Dynacore's request, a loan agreement containing such terms and conditions as are mutually agreeable between Dynacore and the PLT, including a provision that repayment to Dynacore shall be only from recoveries from the patent litigations and at such time as the Trustees deem prudent. Execution of a promissory note and a loan agreement shall not, however, be a condition of Dynacore's obligation to make loans necessary to pay the PLT administrative expenses, which obligation may only be terminated by Court order entered after a hearing on notice to such entities as the Court may direct. Notwithstanding the foregoing, Dynacore shall not be required to loan, in the aggregate principal amount, more than $1 million to the PLT.

As of December 31, 2001, the principal amount of such loans was $196,611. In addition, PLT expenses of $65,046 were incurred and unpaid at December 31, 2001. After additional borrowings are made by the PLT from Dynacore to satisfy these unpaid expenses, the total principal amount committed to be repaid to Dynacore as of December 31, 2001 is $261,658. In addition, interest of $9,395 was accrued and payable with regard to such loans as of December 31, 2001.

4.  Patent Litigation

As the owner of United States Patent Nos. 5,008,879 and 5,077,732 related to network technology, Dynacore believed these patents covered most products introduced by various suppliers to the networking industry and dominated certain types of dual-speed technology on networking recently introduced by various industry leaders. Dynacore had asserted one or both of these patents in the United States District Court for the Eastern District of New York against a number of parties:

(1) Datapoint Corporation v. Standard Micro-Systems Inc and Intel Corporation, No. C.V.-96-1685;

(2) Datapoint Corporation v. Cisco Systems, Plaintree Systems Corp., Accton Technologies Corp., Cabletron Systems, Inc., Bay Networks, Inc., Crosscom Corp. and Assante Technologies, Inc. No. CV 96 4534;

(3) Datapoint Corporation v. Dayna Communications, Inc., Sun Microsystems, Inc., Adaptec, Inc. International Business Machines Corp., Lantronix, SVEC America Computer Corporation, and Nbase Communications, No. CV 96 6334; and

(4) Datapoint Corporation v. Standard Microsystems Corp. and Intel Corp., No. CV-96-03819.

These actions were consolidated for discovery, and for purposes of claim construction. On January 20, 1998, a hearing commenced in the United States District Court that concluded on January 23, 1998 during which claim construction was submitted to a Special Master. The Special Master's report was issued in April of 1998 adverse to Dynacore. The Company had filed two sets of objections to certain portions of this report. The objections were overruled. Both patents were submitted to the Patent Office for re-examination. After re-examination, the patents were approved and a certificate for both patents was issued. After this re-examination the action proceeded and the appeal was ultimately denied on February 15, 2002. Accordingly, these actions are now over.

     During the quarter ended June 30, 2001, Dynacore and the PLT, filed suit in the Southern District of New York against U.S. Philips Corporation, STMicroelectronics, Inc., Compaq Computer Corporation, Hewlett-Packard Corporation, Epson America, Inc., Fujitsu America, Inc., Matsushita Electric Corporation of America, Texas Instruments Incorporated, Eastman Kodak Company, Dell Computer Corporation, Dell Marketing Corporation, Gateway, Inc., Motorola, Inc., Apple Computer, Inc., and NEC Computers, Inc., Civil Action No. 01-CV-5012
(LTS) (GWG); and Sony Electronics Inc., Nikon Inc., JVC Americas Corp., Adaptec, Inc.,

     Smartdisk Corporation, Evergreen Technologies, Inc., Ads Technologies, Inc., Western Digital Corporation, Quadmation Incorporated, Lucent Technologies, Inc., and 3COM Corporation, Civil Action No. 01-CV-10978 (LTS) (GWG), for patent infringement regarding United StatesPatent No. 5,077,732. The suits allege that The Institute of Electrical and Electronic Engineers ("IEEE") standard for the computer and electronics industry known as 1394 utilizes technology that falls within the scope of the subject matter of the `732 Patent and that each defendant sells products that comply with the 1394 standard. Although this action was initially stayed, the stay has been vacated and the action is proceeding.

The above actions represent the trust property which Dynacore transferred and assigned to the PLT pursuant to that certain Patent Litigation Trust Agreement, by and among Dynacore and the PLT trustees.

5.  Certain Relationships and Related Transactions

     PLT trustee Asher B. Edelman is Dynacore's Chief Executive Officer and Chairman of Dynacore's Board of Directors. PLT trustee Gerald N. Agranoff is Dynacore's Chief Operating Officer, Acting President and Vice Chairman of the Board of Directors.

6.  Contingencies

The PLT is not currently aware of any matter, which if decided adversely to the PLT, would result in a liability to the PLT.

                        DYNACORE PATENT LITIGATION TRUST


                          INTERIM FINANCIAL STATEMENTS


                               SEPTEMBER 30, 2002

                          INDEX TO FINANCIAL STATEMENTS







                                                                       Page

Financial Statements

       Statement of Operations for the
       nine months ended September 30, 2002                              3


       Balance Sheet as of September 30, 2002                            4


       Statement of Cash Flows for the
       Nine months ended September 30, 2002                              5




Note to Financial Statements                                             6

STATEMENT OF OPERATIONS
Dynacore Patent Litigation Trust
(in whole dollars)
(Unaudited)


                                                         Nine Months Ended
                                                        September 30, 2002

Revenue:
Proceeds from Patent Litigations/Settlements         $          50,000
                                                                ------
Total proceeds                                                  50,000

Costs and expenses:
Legal fees related to litigation                     $         509,054
Accounting fees                                                  6,000
General legal fees                                               7,322
Trustee fees                                                    22,500
Interest expense                                                36,160
                                                              --------
Total costs and expenses                                       581,036
                                                               -------

Net loss                                             $       (531,036)
                                                             =========



Loss per unit of beneficial interest:                $   (.05)
                                                     ==================

Units of beneficial interests outstanding            9,977,690


See accompanying Note to Financial Statements.

BALANCE SHEET
Dynacore Patent Litigation Trust
(in whole dollars)



                                                                   (Unaudited)
                                                              September 30, 2002
Assets

Current assets:
    Prepaid trustee fees                                             $   6,250
                                                                     ---------
    Total current assets                                                 6,250

                                                                     $   6,250

Liabilities and Beneficial Interestholders' Equity (Deficit)

Current liabilities:
    Accrued  legal expenses                                          $ 175,279
    Accrued trustee fees                                                    --
                                                                      --------
        Total current liabilities                                      175,279

Interest payable                                                        45,556
Loans payable                                                          587,504

Beneficial interestholders' equity (deficit):
    Beneficial interests authorized 10,000,000; issued and
    outstanding 9,977,690                                                   --
    Accumulated Deficit                                               (802,089)
                                                                      --------
        Total beneficial interestholders' equity (deficit)            (802,089)
                                                                      ---------
                                                                     $   6,250

See accompanying Note to Financial Statements.

STATEMENT OF CASH FLOWS
Dynacore Patent Litigation Trust
(in whole dollars)
(Unaudited)


                                                              Nine Months Ended
                                                             September 30, 2002
Cash flows from operating activities:
Net loss                                                         $ (531,036)
Adjustments to reconcile net loss to net cash
 used in operating activities:
Changes in assets and liabilities:
Decrease in prepaids                                                 22,500
Increase (Decrease) in accrued expenses                             117,643
                                                              ----------------
Net cash used in operating activities                              (390,893)
                                                                   ---------

Net cash provided from (used in) investing activities                  --

Cash flows from financing activities:
Loan proceeds from Dynacore Holdings Corporation                    440,893
Loan payments to Dynacore Holdings Corporation                      (50,000)
                                                                    --------
Net cash provided from financing activities                         390,893

Net increase (decrease) in cash and cash equivalents                   --
Cash and cash equivalents at beginning of period                       --
                                                                 -------------
Cash and cash equivalents at end of period                       $     --
                                                                 -------------

Cash payments for:
Interest                                                         $     --
Income taxes                                                           --

See accompanying Note to Financial Statements.
                                        5

                        DYNACORE PATENT LITIGATION TRUST
                          Note to Financial Statements
                                   (Unaudited)

1.  Basis of Presentation

The accompanying unaudited financial statements have been prepared by the Dynacore Patent Litigation Trust (the "Trust") in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-12g. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the information furnished reflects all adjustments which are necessary for a fair statement of the results of the interim periods presented. All adjustments made in the interim statements are of a normal recurring nature.

It is recommended that these statements be read in conjunction with the preceding financial statements and notes thereto included in the Trust's financial statements for the year ended December 31, 2001.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

The results for the nine months ended September 30, 2002, are not necessarily indicative of the results to be expected for the full year.

Item 14. Changes and Disagreements with Accountants
                  On Accounting and Financial Disclosure.

                  None.

Item 15. Financial Statements and Exhibits.

(a)      Financial Statements.

                  None.

(b)      Exhibits.

              4.1      Patent Litigation Trust Agreement

              4.2      Dynacore Patent Litigation Trust Form Stock Certificate

             10.1      Amended Plan of Reorganization of Dynacore Holdings
                       Corporation.

             10.2 Promissory Note from Dynacore Holdings Corporation, as maker and Dynacore Patent Litigation Trust, as borrower

             23.1     Consent of Independent Certified Public Accountants

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          Dynacore Patent Litigation Trust



Date:  December 12, 2002                          By:  /s/ Gerald N. Agranoff
                                                       -----------------------
                                                 Name:  Gerald N. Agranoff
                                                 Title:   Trustee

                                  Exhibit Index


  Exhibit                      Description

    4.1    Patent Litigation Trust Agreement                                32

    4.2    Dynacore Patent Litigation Trust Form Stock Certificate          51

   10.1    Amended Plan of Reorganization of Dynacore Holdings
           Corporation                                                      55

   10.2    Promissory  Note from  Dynacore  Holdings  Corporation,
           as maker and  Dynacore Patent Litigation Trust, as borrower      91

   23.1    Consent of Independent Certified Public Accountants              95

                                   EXHIBIT 4.1

                        Patent Litigation Trust Agreement

                        PATENT LITIGATION TRUST AGREEMENT


      This PATENT LITIGATION TRUST AGREEMENT (the "PLT Agreement")(1), dated as of December 18, 2000; by and among DYNACORE HOLDINGS CORPORATION ("Dynacore" or the "Debtor"), a Delaware corporation and the PLT TRUSTEES (referred to as the "Trustees") is executed, and this Trust (also referred to as the "PL Trust") created hereby is organized under the laws of the State of Delaware, for the purposes set forth in Section 3.1, including (i) the prosecution and enforcement of the Patent Litigations by the Trustees, on behalf, and for the sole benefit, of the Beneficiaries, and (ii) distributing the Trust Property to the Beneficiaries. The Trustees shall have all the rights and powers necessary or useful to accomplish these purposes.

                                   WITNESSETH:

         WHEREAS, Dynacore filed, pursuant to Section 1121 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq. (as amended, the "Bankruptcy Code"), its Amended Plan of Reorganization (and as may be amended from time to time, the "Plan") in its Chapter 11 Case, which Plan provides for the continued prosecution of the Patent Litigations on behalf, and solely for the benefit, of the Beneficiaries hereunder; and
         WHEREAS, Dynacore has determined as part of the Plan to transfer all of its right, title and interest in and to the Patent Litigations to the Trust for prosecution and enforcement or settlement and compromise of the Patent Litigations on behalf, and for the benefit, of the Beneficiaries and to make distributions to the Beneficiaries in accordance with the Plan and this PLT Agreement.
___________________________________________________
(1) Capitalized terms not defined herein, are defined in Dynacore's Amended Plan of Reorganization dated October 11, 2000 (the "Plan") and the definitions are adopted for this PLT Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the parties hereto agree as follows:
                                    ARTICLE I
                           ESTABLISHMENT OF THE TRUST
         1.1 Transfer of Property. Dynacore hereby transfers, assigns and delivers to the Trustees, and to their successors or assigns, all of the Patent Litigations and other Trust property, to have and to hold unto the Trustees and their successors and assigns forever, in trust nevertheless, under and subject to the terms and conditions set forth herein and in the Plan, on behalf, and for the benefit, of the Beneficiaries.
         1.2 Trustees' Acceptance. The Trustees agree to accept and hold the Trust Property in trust for the Beneficiaries, and agree to observe and perform that trust, upon and subject to the terms and conditions set forth herein.
         1.3 Intention of Parties. The parties intend for the PL Trust to be treated as a liquidating trust as described in Treasury Regulations Section 301.7701-4(d) and, as such, is not intended to be an association taxable as a corporation or as a joint venture, partnership or other entity or form other than a liquidating trust. The parties hereto hereby agree that the PL Trust shall be treated as a "grantor trust" for United States federal income tax purposes.
                                   ARTICLE II
                                   DEFINITIONS
         (a) "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Case.
         (b) "Beneficiaries" means those entities designated in the Plan to receive Beneficial Trust Interests in this Trust. (c) "Chapter 11 Case" means the chapter 11 case of Dynacore pending before the Bankruptcy Court under case number
00-1853 (PJW).
         (d) "Creditor" has the meaning ascribed to such term by Section 101(10) of the Bankruptcy Code.
         (e) "Confirmation Order" means the order, entered by the Bankruptcy Court, confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.
         (f) "Defendants" means the, individuals or entities against which one, or more Patent Litigation Claims have been asserted or may be asserted in the Patent Litigations.
         (g) "Professional Fees" means the fees and, expenses of attorneys, accountants, consultants, experts and other professionals that may be retained, by the Trustees to assist them in prosecuting and enforcing the Patent Litigations.
         (h) "Trust Administrative Expenses" means all costs expenses and fees incurred in connection with maintaining the Trust and the Trust Property, including, without limitation, (i) fees of the Trustees, all expenses incurred by the Trustees in employing attorneys, accountants, experts, advisors, consultants, investigators or other professionals to represent or assist the Trustees in carrying out the Trustees' duties under this PLT Agreement and (ii) all other costs incurred in prosecuting and/or settling the Patent Litigations and making distributions to the Beneficiaries in accordance with this PLT Agreement and the Plan.
         (i) "Trust Property" means (i) the Patent Litigations and all net proceeds therefrom; (ii) any other property that may be hereafter acquired by the Trust; (iii) any investment purchased with Trust Property, and (iv) proceeds of each of the foregoing (including, without limitation, any interest earned thereon), excluding assets distributed, expended or otherwise disposed of by the Trustees in accordance with the terms and conditions of the Plan and this PLT Agreement.
         (j )       "Trustees" or "PLT Trustees" means Asher B. Edelman, Gerald
         N. Agranoff and Fred Ehrman and any successor Trustees.

                                   ARTICLE III
                PURPOSE, AUTHORITY, LIMITATIONS AND DISTRIBUTIONS

         3.1 Purposes of the Trust. The Trust is organized for the sole purpose of liquidating and distributing the Trust Property with no objective to continue or engage in the conduct of a trade or business. In particular, the Trustees shall (i) enforce the Patent Litigations through prosecution or settlement and compromise, on behalf and for the sole benefit of the Beneficiaries; (ii) distribute the Trust Property in accordance with Section 3.7 hereof and the Plan; and (iii) take such steps as are reasonably necessary to accomplish such purposes. The Trust shall not have the authority to engage in a trade or business and no portion of the Trust Property shall be used in the conduct of a trade or business or constitute any operating assets of a going business, a partnership interest in a partnership that holds operating assets, or 50% or more of the stock of a corporation with operating assets.
         3.2 Retention of Attorneys, Accountants, and Other Professionals. All Professionals retained by Dynacore in or prior to its case to represent it in the Patent Litigations shall serve as Professionals to the Trustees in connection with the Trustees' prosecution and/or settlement of the Patent Litigations. Such Professionals shall be retained by the Trustees upon the same terms and conditions of employment as previously authorized by order of the Bankruptcy Court or, if no such court order was entered, pursuant to the terms and conditions of employment previously agreed to by Dynacore and the Professionals prior to the Filing Date, or such other terms and conditions as the Trustees deem appropriate. In addition, the Trustees may retain such additional attorneys, accountants and other Professionals as they deem necessary and appropriate to effectuate the purpose of the Trust.
         3.3 Duration of Trust. The Trust shall continue in existence for a period of five years from the Confirmation Order or until the distribution, of all property of the Trust, whichever shall first occur, except that if the Trustees determine that it is necessary to extend the duration of the Trust to accomplish the purposes of the Trust, they shall make an application to the Bankruptcy Court, not later than eight months prior to the fifth and tenth anniversaries of the entry of the Confirmation Order, for an order extending the duration of the Trust for additional five (5) year periods.
         3.4 Additional Powers. The Trustees shall have such rights and powers as are authorized under the laws of the State of Delaware, except as modified by this PLT Agreement, the Plan or the Confirmation Order, and subject to such retained jurisdiction of the Bankruptcy Court as the Plan or the Confirmation Order may provide and may take such actions and perform such duties as are necessary or advisable to effectuate the primary purposes of the Trust, without prior or further authorization. Without limiting, but subject to the foregoing, the Trustees shall be expressly authorized to:
(a) control and exercise such authority over the acquisition, management and disposition of the Trust Property and over the management and conduct of the Trust to the same extent as if the Trustees were the sole owners thereof in their own right, but only to the extent that any such acts, shall not constitute engaging in any trade or business;
(b) execute any documents and take any actions related to, or in connection with prosecution and/or settlement of the Patent Litigations, the liquidation of Trust Property and the exercise of the Trustees' powers granted herein;
(c) protect and enforce the rights to the Trust Property vested in the Trustees by this PLT Agreement by any method deemed appropriate, including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;
(d) determine and satisfy any and all liabilities created incurred or assumed by the PL Trust;
(e) file, if necessary, any and all tax information returns with respect to the PL Trust as a grantor trust and pay taxes property payable by the PL Trust; if any, and make distributions to Beneficiaries net of any such taxes;
(f) pay all expenses and make all other payments relating to the Trust Property;
(g) distribute Trust Property to the Beneficiaries in accordance with the terms of this PLT Agreement;
(h) sell, convey, transfer, assign, liquidate or abandon Trust Property, or any part thereof or any interest therein, upon such terms and for such consideration as the Trustees, in their sole discretion, deem desirable;
(i) open and maintain bank, securities accounts and books and records for the PL Trust; and
(j) engage in ordinary course of business activities incident to performing the obligations of a trustee under a trust of this type.
No person dealing with the PL Trust shall be obligated to inquire into the authority of the Trustees in connection with the protection, conservation or disposition of Trust Property.
         3.5 Limitations of Trustees' Authority. The Trustees are not authorized to and shall not engage in any trade or business with respect to the Trust Property or any proceeds therefrom.
         3.6. Investment Obligation. The investment powers of the Trustees, other than those reasonably necessary to maintain the value of the Trust Property and to further the liquidating purpose of the PL Trust, shall be limited to power to invest in demand and time deposits, such as short term certificates of deposit, in banks or other savings institutions, or other temporary, liquid investments, such as treasury bills provided, however, that the Trustees may, to the extent deemed necessary by them, in their sole and absolute discretion to implement the provisions of this PLT Agreement, deposit funds in demand deposits at any bank or trust company that has at the time of such deposit, a capital stock and surplus aggregating at least $100,000,000; provided, further, the Trustees shall not cause the PL Trust to receive or retain cash or cash equivalents in excess of a reasonable amount needed to meet closing and contingent liabilities (including disputed claims) or to maintain the value of the Trust Property during liquidation (and/or to enable the PL Trust to continue the prosecution and/or settlement of the Patent Litigations).
         The Trustees shall make and hold such investments in such amounts, and at such times, as may be deemed necessary by the Trustees, in their sole and absolute discretion, to provide funds when needed to make payments from the Trust Property. If at anytime it shall become necessary that some or all of the investments constituting Trust Property be redeemed or sold in order to raise money necessary to comply with the provisions of this PLT Agreement or the Plan, the Trustees shall effect such redemption or sale, in such manner and at such time as the Trustees, in their sole discretion, deem reasonable. The investment powers of the Trustees are limited to those delineated above, and the Trustees shall not have the power to make any other investments.
         3.7 Distributions. (a) The Trustees shall make distributions of Trust Property as follows: first, to pay the expenses of the Trust, including without limitation, repayment of any advances or loans made to the PL Trust by Dynacore, Professional Fees, Trustees fees, taxes, if any, properly payable by the PL Trust, reimbursement of any Disbursing Agent for distributions to be made hereunder to Beneficiaries; and second, to make distributions to the Beneficiaries from the liquidation of PL Trust Property or from income from investments. Any payments to be made by the PL Trust to the Beneficiaries shall be made only from Trust Property and only to the extent that the PL Trust shall have received sufficient Trust Property to make such payments in accordance with the terms of this Section 3.7. The Beneficiaries shall look solely to Trust Property for any distributions provided herein.
         (b) In the discretion and judgment of the Trustees, as often as there shall be of funds in the PL Trust sufficient to render feasible a distribution to the Beneficiaries but not less often than annually, the Trustees shall distribute, or cause to be distributed, to the Beneficiaries, such aggregate amount of funds, if any, designated by the Trustees in their discretion for distribution to the Beneficiaries; provided, however, that notwithstanding anything herein to the contrary, the Trustees shall distribute, at least annually to the Beneficiaries the PL Trust's net income plus all net proceeds from the sale of Trust Property, except that the PL Trust may retain an amount of net proceeds or net income reasonably necessary to maintain the value of the Trust Property and/or to be able to continue the prosecution and/or settlement of the Patent Litigations or to meet claims and contingent liabilities (including disputed claims). In making such determinations, the Trustees shall exclude funds needed to pay the expenses, debts, charges, liabilities and obligations of the Trust in accordance with the terms hereof, provided, however, that, subject to the immediately preceding sentence, the Trust shall not be required to make an interim distribution in an aggregate amount less than $500,000.
         (c) By accepting a distribution from the PL Trust, and as a condition to any such distribution, each Beneficiary agrees: (i) to treat the PL Trust as a "grantor trust" pursuant to Treasury Regulations Section 1.671-4(a) and to report and pay any taxes due on its allocable share of income of the PL Trust,
(ii) that the Trustees may withhold from any such distribution any amount that the Trustees, in their sole discretion, determine should be withheld for the payment of taxes (including any interest, penalties and additions to tax imposed thereon) of such Beneficiary; (iii) that the Trustees may require in their sole discretion that such Beneficiary agrees to exonerate, indemnify and hold harmless the Trustees and the PL Trust from and against any and all loss, expense, liability and/or attorneys' fees arising out of or in connection with any taxes (including any interest and penalties in addition to any tax imposed thereon) that may be imposed on the PL Trust and/or the Trustees: (including in respect of any taxes of such holder determined to be subject to withholding by the PL Trust and the Trustees); and (iv) to comply with all of the provisions in respect of taxes under the PLT Agreement, and to furnish such information as the Trustees may require.
         3.8 Safekeeping of Trust Property. All moneys and other property received by the Trustees shall, until distributed or paid over as herein provided, be held in trust for the benefit of the Beneficiaries, but need not be segregated from other Trust Property, unless and to the extent required by law or this PLT Agreement. The Trustees shall be under no liability for interest or producing income on any moneys received by them hereunder and held for distribution or payment to the Beneficiaries, except as such interest shall actually be received by the Trustees.
         3.9 Borrowings by the Trust from Dynacore. Dynacore shall loan to the Trust on an unsecured basis, and the Trustees on behalf of the Trust are hereby authorized to borrow from Dynacore, sufficient monies to enable the Trust to pay all costs and expenses incurred by the Trust subsequent to the Effective Date including, but not limited to, Professional Fees, Trustees' compensation pursuant to section 4.3 hereof and all other reasonable and necessary Trust Administrative Expenses arising out of the administration of the Trust and from the prosecution of the Patent Litigations. The Trust shall be obligated to repay all loans from Dynacore from the first monies received by it from the partial or complete liquidation of Trust Property. All loans by Dynacore shall be evidenced by (i) a promissory note with interest at 12% per annum, and (ii) at Dynacore's request, a loan agreement containing such terms and conditions as are mutually agreeable between Dynacore and the Trust, including a provision that repayment to Dynacore shall be only from recoveries from the Patent Litigation and at such times as the Trustees deem prudent. Execution of a promissory note and a loan agreement shall not, however, be a condition of Dynacore's obligation to make loans hereunder necessary to pay Trust Administrative Expenses, which obligation may only be terminated by Bankruptcy Court order entered after a hearing on notice to such entities as the Bankruptcy Court may direct. Notwithstanding the foregoing, Dynacore shall not be required to loan, in the aggregate principal amount; more than $1,000,000 to the Trust.
         3.10 PLT Certificates. At the discretion of the Trustees, the PL Trust shall either issue certificates (the "PLT Certificates") to each Beneficiary representing the holder's beneficial interest in the Trust or otherwise record those interests in the Trust's books and records. Beneficial Interests shall be freely transferable. The Trustees shall use reasonable efforts to see that Beneficial Interests in the Trust are publicly tradeable provided that the costs of doing so are, in the Trustees' discretion, reasonable.
         3.11 Withholding. The Trustees are hereby authorized to, and shall deduct and withhold, in accordance with the Internal Revenue Code or other applicable United States federal, state, local or foreign law, rule or regulation, any amount required to be so deducted either from an actual distribution to any Beneficiary or in respect of any Beneficiary's distributive share of the PL Trust, and the amount so deducted and withheld, shall, from all purposes of the PLT Agreement and the Plan, be treated as a distribution to such Beneficiary.
                                   ARTICLE IV
                                  THE TRUSTEES
         4.1 Generally. The Trustees shall manage the affairs of the PL Trust and in that capacity, exercise all rights, duties, powers and privileges granted to the PL Trust or the Trustees under this PLT Agreement, the Plan, the Confirmation Order and Delaware law. The Trustees' powers are exercisable solely in a fiduciary capacity, consistent with, and in furtherance of, the purposes of the Trust and not otherwise. The Trustees shall act by majority vote at any meeting of which all Trustees shall have received reasonable advance notice, or by unanimous written consent of all of the Trustees. Meetings may take place by telephone. Any two Trustees shall have the right to convene a meeting of the Trustees.
         4.2 Title. The Trustees shall hold legal title to all Trust Property except that the Trustees may cause, legal title or evidence of title to any of the Trust Property (except for the Patent Litigations) to be held by any nominee or person, on such terms, in such manner and with such power as the Trustees may determine in their sole and absolute discretion.
         4.3 Compensation. The Trustees shall each receive annual compensation of $10,000 and reimbursement of reasonable and necessary expenses. In addition, each Trustee shall be entitled to receive 1% of the gross consideration recovered by the Trust from the Patent Litigations. The rate of compensation may be increased only upon an order of the Bankruptcy Court entered after a hearing on notice to those entities as may be directed by the Bankruptcy Court.
         4.4 "Standard of Care, Liability and Indemnification of Trustees. The Trustees shall perform the duties and obligations imposed on the Trustees by this PLT Agreement with reasonable diligence and care under the circumstances. To the extent permissible under Delaware law or as provided in the Plan, (i) each Trustee, acting in such capacity, shall not be personally liable to the Trust; the Debtor or any of the Beneficiaries in connection with any actor omission except for such acts or omissions as shall constitute fraud, bad faith, willful misconduct, gross negligence, willful disregard of duties or willful breach of this PLT Agreement; (ii) each Trustee shall be indemnified by the Trust and Dynacore from any losses, claims, damages, liabilities or expenses, including, without limitation, reasonable attorney's fees, disbursements and related expenses (collectively, "Expenses") which a Trustee may incur or to which such Trustee may become subject in connection with any action, suit, proceeding or investigation (collectively, "Actions") brought or threatened against such Trustee in his capacity as such, provided, however, that the Trust and Dynacore need not indemnify a Trustee in respect of Actions relating to matters in which such Trustee has been found by final, nonappealable order, decree or judgment ("Final Order") to have engaged in acts or omissions constituting fraud, bad faith, willful misconduct, gross negligence, willful disregard of duties or breach of this PLT Agreement; (iii) if any Trustee incurs or becomes subject to any Expenses in connection with any. such Actions, the Trust and Dynacore shall advance to, or otherwise reimburse, such Trustee for such Expenses, provided, however, that such Trustee shall be required to promptly repay to the Trust or Dynacore, as the case may be, the amount of any such advanced or reimbursed Expenses paid to the Trustee, if any, to the extent that it ultimately shall be determined by Final Order that the proximate cause for such Expense was such Trustee's fraud, bad faith, willful misconduct, gross negligence, willful disregard of duties or breach of this PLT Agreement; and
(iv) the officers, employees and agents of the Trustees may be likewise defended, held harmless and indemnified.
         4.5 No Bond. The Trustees shall not be obligated to provide any bond or surety or other security for the performance of any of their duties, unless otherwise provided in the Plan. All costs and expenses of procuring any such bond shall be deemed Trust Administrative Expenses and paid from Trust Property.
         4.6 Reliance by Trustees. The Trustees may rely, and shall be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order or other instrument or document that they have no reason to believe to be other than genuine and to have been signed or presented other than by the proper party or parties, in each case without obligation to satisfy himself that the same was given in good faith and without responsibility for errors in delivery, transmission or receipt. In the absence of their bad faith, willful misconduct, gross negligence, willful disregard of their duties or breach of this PLT Agreement, the Trustees may rely as to the truth of statements and correctness of the facts and opinions expressed therein and shall be fully protected personally in acting thereon. The Trustees may consult with legal counsel and shall be fully protected in respect of any action taken or suffered by it in accordance with the written opinion of the Trust's legal counsel. If authorized by the Plan, the Trustees may at any time seek instructions from the Bankruptcy Court concerning the acquisitions, management or disposition of the Trust Property.
         4.7 Resignation. A Trustee may resign by executing an instrument in writing and filing it with the Bankruptcy Court. The Trustee shall continue to serve after resignation until the time when appointment of a successor Trustee shall become effective in accordance with Section 4.9 hereof.
         4.8 Removal. A Trustee shall be removed only by Bankruptcy Court order made after such notice and a hearing as the Bankruptcy Court may direct. Any motion to remove a Trustee shall be for cause and can only be brought by Beneficiaries holding at least 30% of the Beneficial Interests in the Trust.
         4.9 Appointment of Successor Trustees. In the event Messrs. Asher Edelman or Gerald Agranoff, or both, cease to act for whatever reason as Trustees hereunder, Dynacore shall have the right to appoint a successor Trustee or successor Trustees and shall also have the right to appoint any further successor Trustee or successor Trustees to the Trustee positions originally held by Messrs. Edelman and Agranoff. In the event Fred Ehrman ceases to act, for whatever reason, as a Trustee hereunder, the ten largest holders of Beneficial Interests in the Trust, excluding Dynacore, shall appoint a successor Trustee. In such event, the Trustees shall convene a meeting, either in person or telephonically, of said holders, on not less than ten days written notice, for the sole purpose of electing a successor Trustee. A majority of holders, based on the amount of Beneficial Interests, voting at the meeting shall elect a successor Trustee. In the event said holders fail to elect a successor Trustee, the remaining Trustees shall appoint an individual to be the successor Trustee.
         4.10 Trust Continuance. The death, dissolution, resignation, incompetency or removal of any Trustee or all Trustees shall not operate to terminate the Trust created by this PLT Agreement or to revoke any existing agency created under the terms of this PLT Agreement or invalidate any action theretofore taken by the Trustees.
                                    ARTICLE V
                          TAX RETURNS AND OTHER REPORTS
         5.1 Tax Returns. The Trustees shall prepare and provide to, or file with, the appropriate parties such notices, tax returns and other filings as may be required by the Internal Revenue Code, and as may be required by applicable law of other jurisdictions. The Trustees shall, to the extent permitted by law, file returns for the PL Trust as a grantor trust pursuant to Treasury Regulation
Section 1.671-4(a).

                                   ARTICLE VI
                            RETENTION OF JURISDICTION
         The Bankruptcy Court shall retain non-exclusive jurisdiction to determine all controversies and disputes arising under or in connection with this PLT Agreement except that the Bankruptcy Court shall not exercise jurisdiction over the Patent Litigations.
                                   ARTICLE VII
                                   TERMINATION
         The Trust shall continue until all of the Trust Property has been distributed. Upon distribution of all of the Trust Property, the Trustees shall deliver to Dynacore the books, records, and files that shall have been previously delivered to or created by the Trustees. At Dynacore's discretion, all of such records and documents may be destroyed at any time after six years from the final distribution of all of the Trust Property.
                                  ARTICLE VIII
                                  MISCELLANEOUS
         8.1      Notices.

                  (a) All notices, requests or other communications, required or permitted to be made in accordance with this PLT Agreement shall be in writing and shall be delivered personally or by telephone or facsimile transmission or mailed by first class mail:

                                      The Patent Litigation Trust
                                      c/o Dynacore Holdings Corporation
                                      717 Fifth Avenue, 15th Floor
                                      New York, New York 10022

                  Notices sent by facsimile transmission shall be deemed delivered when actually received, and notices sent by first class mail shall be deemed delivered three business days after mailing.
                  (b) Any entity may change the address at which it is to receive notices under the PLT Agreement by furnishing written notice in accordance with the provisions of this Section 8.1 (a) to the entity to be charged with knowledge of such change.
         8.2 Bankruptcy Court Approval. This PLT Agreement is subject to the approval, by Final Order, of the Bankruptcy Court.
         8.3 Effectiveness. This PLT Agreement shall become effective on the Effective Date of the Plan.
         8.4 Counterparts. This PLT Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute but one and the same instrument.
         8.5 Governing Law. This PLT Agreement shall be governed by, construed under and interpreted in accordance with the laws of the State of Delaware.
         8.6 Headings. Sections, subheadings and other headings used in this PLT Agreement are for convenience only and shall not affect the construction of this PLT Agreement.
         8.7 Severability. Any provision of this PLT Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any such provision in any other jurisdiction.
         8.8 Amendments. This PLT Agreement may be amended from time to time by the Trustees, provided that no such amendment which materially adversely affects the rights and interests of Beneficiaries shall be permitted other than pursuant to Bankruptcy Court order or order of any other court of competent jurisdiction.
         8.9 Successors. This PLT Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or assigns.
         IN WITNESS WHEREOF the parties have signed this PLT Agreement on the date set forth on page one hereof.
                          DYNACORE HOLDINGS CORPORATION

                                 By:  /s/ Gerald N. Agranoff
                                      -----------------------------------------
                                        Title:  Chief Operating Officer and
                                              Acting President

                                     /s/ Asher B. Edelman
                                     ------------------------------------------
                                        Asher B. Edelman, Trustee

                                    /s/ Gerald N. Agranoff
                                    -------------------------------------------
                                        Gerald N. Agranoff, Trustee

                                   /s/ Fred Ehrman
                                   -------------------------------------------
                                       Fred Ehrman, Trustee

                                   EXHIBIT 4.2
                        DYNACORE PATENT LITIGATION TRUST
                             FORM STOCK CERTIFICATE

DPLT
THIS CERTIFICATE IS TRANSFERABLE IN NEW YORK, NEW YORK AND JERSEY CITY,
NEW JERSEY

NUMBER OF UNITS OF BENEFICIAL INTERESTS REPRESENTED BY THIS CERTIFICATE

DYNACORE PATENT LITIGATION TRUST
 CUSIP 703044 10 7

This Certifies that
is the registered holder of


Beneficial Interests in the Dynacore Patent Litigation Trust (the "PL Trust"), as of the date listed below established under the Patent Litigation Trust Agreement (the "PLT Agreement") by and between Dynacore Holdings Corporation and the PLT Trustees for the benefit of the Beneficiaries entitled to the Trust Property pursuant to the Amended Plan of Reorganization of Dynacore Holdings Corporation filed with the United States Bankruptcy Court for the District of Delaware as confirmed by such Court by order entered December 5, 2000 (the "Plan"). This Certificate is issued under and is subject to the terms, provisions and conditions of the PLT Agreement and the Plan, to which PLT Agreement and Plan the holder of this Certificate, by virtue of the acceptance hereof, assents, and by which such holder is bound. All terms not specifically defined herein shall have the meanings set forth in the PLT Agreement and the Plan. Subject to the PLT Agreement and the limitations set forth therein, including the payment of all fees related to transfers, the transfer of Beneficial Interests represented by this Certificate is registerable in the trust register kept by the transfer agent for the PL Trust upon surrender of this Certificate for that purpose, duly endorsed by, are accompanied by a written instrument of transfer satisfactory in form to the transfer agent duly executed by the holder hereof, or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates evidencing a like aggregate number of Beneficial Interests will be issued to the designated transferee or transferees; provided, however, that no Certificates evidencing fractional Beneficial Interests shall be issued.

In Witness Whereof, this Certificate has been executed by the Trustees hereunto duly authorized.

Dated:

TRUSTEE

TRUSTEE

TRUSTEE

COUNTERSIGNED AND REGISTERED:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                TRANSFER AGENT
AND REGISTRAR
BY


AUTHORIZED OFFICER

DYNACORE PATENT LITIGATION TRUST

The Beneficial Interests represented by this certificate have not been registered under the Securities Act of 1933 or any applicable states securities laws and have been issued pursuant to the exemption to the registration requirements thereof afforded by 11 U.S.C. ss.1145. Accordingly, this certificate can only be sold or otherwise transferred, pledged or hypothecated pursuant to the provisions of such section.

Dynacore Patent Litigation Trust will furnish without charge to each Beneficial Interest holder who so requests a copy of the Patent Litigation Trust Agreement by and between Dynacore Holdings Corporation and the PLT Trustees. Any such request may be addressed to a Trustee of the trust.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -
TEN ENT -
JT TEN -

as tenants in common
as tenants by the entireties
as joint tenants with right of
survivorship and not as tenants
in common

UNIF GIFT MIN ACT-                    Custodian
                                         (Cust)              (Minor)
                           Under Uniform Gifts to Minors Act
                                                             (State)
Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

For Value Received, the undersigned hereby sell(s), assign(s) and transfer(s) unto

         PLEASE INSERT SOCIAL SECURITY OR OTHER
         IDENTIFYING NUMBER OF ASSIGNEE




Please print or typewrite name and addresses including postal zip code of assignee the within Interest and all rights thereunder, and hereby irrevocably constitute(s) and appoint(s)


attorney to transfer said Interest on the books of the within-named Trust, with full power of substitution in the premises.

Dated

NOTICE:
THE SIGNATURE(S) TO
THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME(S) AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT WITHOUT ALTERATION OR ANY CHANGE WHATEVER.

X
X
(SIGNATURE) (SIGNATURE)

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

SIGNATURE(S) GUARANTEED BY:

                                  EXHIBIT 10.1

                         Amended Plan of Reorganization
                        of Dynacore Holdings Corporation

-------------------------------------------------------------------------------

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE
------------------------------------------------------------------------------


------------------------------------------------------------------------------


In re:                                                        )   Chapter 11
                                                              )
DYNACORE HOLDINGS CORPORATION                                 )   Case No.
 f/k/a DATAPOINT CORPORATION,                                 )   00-1853 (PJW)
                                                              )
                           Debtor.                            )


     AMENDED PLAN OF REORGANIZATION OF DYNACORE HOLDINGS CORPORATION, FORMERLY KNOWN AS DATAPOINT CORPORATION, UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

                             Dated: October 11, 2000

Dynacore Holdings Corporation, formerly known as Datapoint Corporation, a debtor and debtor-in-possession in the above-referenced Chapter 11 Case, hereby proposes the following plan of reorganization dated August 28, 2000 pursuant to Chapter 11 of the Bankruptcy Code, 11 U.S.C. ss. 101 et seq.:

                                    ARTICLE I
                                   DEFINITIONS

         The capitalized terms used herein shall have the respective meanings set forth below. Terms utilized herein and not otherwise defined shall have the meanings given to them in the Bankruptcy Code or the Bankruptcy Rules, unless the context requires otherwise.

I.1 "Ad Hoc Committee" shall mean that informal committee of Debenture Holders formed prior to the Filing Date, comprising of The GMS Group, Asiel & Co., Kann & Company, Lonestar Partners, L.P., OTA Limited Partnership, Lloyd Miller, Charles Pluff, BMI Capital Corp., Robert Strougo, Gramercy Capital Partnership LLP and Roger Smith.

I.2 "Ad Hoc Committee of Preferred Shareholders" shall mean Trendex Capital Management, Inc., LIM Inc. and certain of their respective affiliates.

I.3 "Administrative Expense" or "Administrative Expense Claim" shall mean a Claim for a cost or expense of administration of the Chapter 11 Case allowable under Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including:

(a) the actual, necessary costs and expenses incurred after the commencement of the Chapter 11 Case of preserving the Estate and operating the business of the Debtor;

(b) wages, salaries or commissions for services;

(c) Claims for reclamation of goods as provided for under Section 546(c) of the Bankruptcy Code for which a timely proof of, or request for payment of, an Administrative Expense Claim was filed;

(d) reimbursement of expenses awarded under Sections 330(a) or 331 of the Bankruptcy Code; and

         (e) all fees and charges assessed against the Estate of the Debtor under Chapter 123 of title 28, United States Code.

I.4 "Allowed" shall mean, except as may be otherwise ordered by the Court, a Claim (and where applicable, an Equity Interest), including by way of example and not limitation, an Administrative Expense, Priority Tax Claim, Non-Tax Priority Claim or Unsecured Claim that portion (i) which has been scheduled (other than Claims scheduled by the Debtor as contingent, unliquidated or disputed) or timely filed with the Court as to which no objection to the allowance thereof has been interposed within the period of time fixed by the Bankruptcy Code, the Bankruptcy Rules, this Plan or an order of the Court, or
(ii) as to which any objection has been determined by a Final Order of the Court allowing such Claim or Equity Interest or portion thereof. Unless otherwise specified in this Plan or in a Final Order of the Bankruptcy Court allowing such Claim or Equity Interest, an Allowed Claim or Equity Interest shall not include interest on the amount of such Claim or Allowed Equity Interest.

I.5 "Ballot" shall mean the forms mailed to holders in Classes 2, 3 and 4 of Allowed Claims and Allowed Interests for the purpose of voting to accept or reject the Plan. 27

I.6 "Balloting Agent" shall mean such entity appointed by the Court to receive and tabulate the Ballots.

I.7 "Bankruptcy Code" shall mean title 11 of the Bankruptcy Reform Act of 1978, as amended.

I.8 "Bankruptcy Court" or "Court" shall mean the Bankruptcy Court unit of the United States District Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Case of the Debtor.

I.9 "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure under Title 11 of the United States Code, 28 U.S.C. ss. 2075 (1978), as amended.

I.10 "Bar Date" shall mean, unless otherwise provided in an order of the Court, the date fixed by order of the Bankruptcy Court by which a proof of Claim or Interest must be filed against the Debtor, which date was August 10, 2000.

I.11 "Beneficial Trust Interest(s)" shall mean those ownership interests in the PL Trust to be distributed to the Reorganized Debtor, holders of Allowed Unsecured Claims and holders of Exchangeable Preferred Stock under this Plan.

I.12 "Bonds" or "Debentures" shall mean those 8 7/8% Convertible Subordinated Debentures due 2006, originally issued by the Debtor in the aggregate principal amount of $100 million pursuant to the Indenture which are still outstanding as of the Petition Date.

I.13 "Business Day" shall mean any day except Saturday, Sunday, or any day on which commercial banks in the State of Delaware are authorized by law to be closed.

I.14 "Cash" means cash and cash equivalents, including bank deposits, checks and other similar items.

I.15 "Certificate of Incorporation" shall mean the certificate of incorporation of Dynacore, as amended from time to time, including any amendments necessary or appropriate to the implementation of this Plan.

I.16 "Chapter 11 Case" shall mean the case commenced under Chapter 11, Title 11 of the Bankruptcy Code by the Debtor on the Petition Date.

I.17 "Claim" or "Claims" shall have the meaning set forth in Section 101(5) of the Bankruptcy Code, including, without limitation, any right to receive payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, contested, uncontested, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right to receive payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, contested, uncontested, secured, or unsecured.

I.18 "Claimant" shall mean a Person who holds a Claim.

I.19 "Class" shall mean any group of substantially similar Claims or Interests classified by this Plan as a Class pursuant to Section 1129(a)(1) of the Bankruptcy Code.

I.20 "Code" shall have the meaning set forth in Section 1.07.

I.21 "Common Stock" shall mean all shares of the Debtor's common stock, par value 25 cents, which were issued and outstanding immediately prior to the Effective Date of this Plan.

I.22 "Confirmation Date" shall mean the date upon which the Court enters an order confirming this Plan in accordance with Section 1129 of the Bankruptcy Code.

I.23 "Confirmation Hearing" shall mean the hearing held by the Bankruptcy Court, as it may be continued from time to time, at which the Debtor shall seek confirmation of this Plan.

I.24 "Confirmation Order" shall mean the order of the Bankruptcy Court or any other court of competent jurisdiction confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.

I.25     "Contested" when used:

         (a) with respect to a Claim or Interest, shall mean the portion (including where appropriate, the whole) of any Claim or Interest which is scheduled by the Debtor as disputed, contingent or unliquidated and has not been Allowed, or which scheduled Claim is the subject of a claims objection motion which has not been determined as Allowed or Disallowed by a Final Order; or a Claim or Interest which has been filed pursuant to Section 501(a) of the Bankruptcy Code and as to which an objection to the allowance thereof has been filed with the Court, whether by separate motion or as part of this Plan, within the time limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, this Plan or an order of the Court, which Claim or Interest has not been determined as Allowed or Disallowed, by a Final Order, or

         (b) with respect to an Administrative Expense, shall mean the portion (including where appropriate the whole) of an Administrative Expense for which an objection to the allowance thereof has been interposed, by separate motion or as part of this Plan, within the time limitation fixed by the Bankruptcy Code, Bankruptcy Rules, this Plan or an order of the Court, which Administrative Expense has not been determined as Allowed or Disallowed by a Final Order.

I.26 "Contingent Claim" shall mean a Claim which is dependent upon a future event that may or may not occur.

I.27 "Court" shall have the meaning set forth in Section 1.08.

I.28 "Creditors' Committee" shall mean the Official Unsecured Creditors' Committee in the Chapter 11 Case appointed pursuant to Section 1102 of the Bankruptcy Code, as the same may be reconstituted from time to time through and including the Effective Date.

I.29 "Debentures" shall have the meaning set forth in Section 1.12.

I.30 "Debenture Holder(s)" shall mean the record owner(s) of the Debentures as of (i) the date set forth in the order approving the Disclosure Statement for purposes of voting on this Plan; and (ii) the Confirmation Date for purposes of receiving a Distribution under this Plan.

I.31 "Debtor" or "Debtor-in-Possession" shall mean Dynacore Holdings Corporation, formerly known as Datapoint Corporation, and sometimes referred to herein as Dynacore.

I.32 "Disallowed" shall mean when used with respect to a Claim, Administrative Expense or Interest, the whole or portion thereof, that has been disallowed by the Court pursuant to a Final Order, or which is withdrawn by or on behalf of the Claimant or holder for which such Claim, Administrative Expense or Interest was filed.

I.33 "Disbursing Agent(s)" shall mean the Indenture Trustee and the Debtor, or any other Person designated to make distributions to Claimants and Equity Interest holders under this Plan including, without limitation, a financial institution of recognized standing, or such other disbursing agent or agents as may be selected by the Debtor with the concurrence of the Creditors' Committee.

I.34 "Disclosure Statement" shall mean the amended disclosure statement pursuant to Section 1125 of the Bankruptcy Code with respect to this Plan under Chapter 11 of the Bankruptcy Code for Dynacore, as approved by a Final Order.

I.35 "Disputed" shall have the same meaning as "Contested".

I.36 "Distribution(s)" shall mean a payment of Cash, a distribution of New Common Stock and/or a distribution of Beneficial Trust Interests to be made under this Plan.

I.37 "Dynacore" shall have the meaning set forth in Section 1.30.

I.38 "Effective Date" shall mean the first Business Day after all of the conditions precedent set forth in Section 11.01 of this Plan have been satisfied or waived as provided in Section 11.02 hereof.

I.39 "Entity" shall have the meaning set forth in Section 101(15) the Bankruptcy Code including, without limitation, any Person, estate, trust, governmental unit and the United States Trustee.

I.40 "Equity Interest" shall mean those interests and rights represented by Common Stock, Exchangeable Preferred Stock and Options.

I.41 "Estate" shall mean the estate of the Debtor created pursuant to Section 541 of the Bankruptcy Code upon the commencement of its Chapter 11 Case.

I.42 "Exchangeable Preferred PLT Interest" shall mean the 3 1/2%, in the aggregate, Beneficial Trust Interests allocated to holders of $1.00 par value Exchangeable Preferred Stock.

I.43 "Exchangeable Preferred Stock" shall mean all shares of the Debtor's exchangeable preferred stock which were issued and outstanding immediately prior to the Effective Date of this Plan.

I.44 "Executory Contract" shall mean any contract, including, without limitation, any unexpired lease, to which the Debtor is a party, which is capable of being assumed or rejected pursuant to Section 365 of the Bankruptcy Code.

I.45 "Final Order" shall mean an order or judgment of a court as to which order or judgment (or any revision, modification or amendment thereof):

(a) the time to appeal or seek review or certiorari has expired and if an appeal or petition for review, rehearing, reargument or certiorari proceeding is pending, no stay exists;

         (b) an order or judgment which has been appealed, has been affirmed on appeal and as to which appeal the time for further appeal has expired.

I.46 "General Unsecured Claim" shall have the same meaning as Unsecured Claim.

I.47     "Governmental Unit" shall have the meaning ascribed to such term under
Section 101 (27) of the Bankruptcy Code.

I.48 "Indenture" or "Trust Indenture" shall mean that certain Indenture dated as of June 1, 1981 between the Debtor and the Indenture Trustee pursuant to which the Debentures were issued.

I.49 "Indenture Trustee" shall mean U.S. Bank Trust, National Association (the successor by acquisition of Continental Illinois National Bank and Trust Company of Chicago) as trustee under the Indenture or any other successor trustee under the Indenture.

I.50 "Interest" shall have the meaning set forth in Section 1.40.

I.51 "Initial PLT Trustees" shall mean Asher B. Edelman, Gerald N. Agranoff and Fred Ehrman, who shall be appointed trustees of the PL Trust pursuant to the Confirmation Order, or such other individuals who shall have been appointed trustees for the PL Trust as set forth in the Confirmation Order.

I.52 "New Common Stock" shall mean the ten million (10,000,000) shares of Datapoint common stock to be issued under this Plan.

I.53 "Non-Tax Priority Claim" shall mean a Claim entitled to priority pursuant to Section 507(a) other than Claims under Section 507(a)(8) of the Bankruptcy Code.

I.54 "Officer Administrative Claim(s)" shall mean the Administrative Claim(s) of Messrs. Phillip P. Krumb, Gerald N. Agranoff and Asher B. Edelman for severance and performance bonuses arising under their employment agreements with Dynacore and/or the termination of said agreements.

I.55 "Officer Claim Holders" shall mean Messrs. Phillip P. Krumb, Gerald N. Agranoff and Asher B. Edelman.

I.56 "Officer Settlement Agreement" shall mean the agreement between the Officer Claim Holders and Dynacore settling the Officer Administrative Claims and contract rejection claims, a copy of which is attached to the Disclosure Statement.

I.57 "Options" shall mean all rights, entitlements, options, warrants or similar instruments or contracts permitting the holder thereof the right to acquire Common Stock, Exchangeable Preferred Stock or the right to acquire Options.

     I.58 "Patent Litigations" shall mean all pre-Effective Date claims, rights and causes of action which Dynacore has arising out of any pre-Effective Date infringement and any continuing infringements occurring post Effective Date of Patent Numbers 5,008,879 and 5,077,732 issued to Dynacore whether such claims, rights and causes of action are or have been asserted or unasserted, including, but not limited to, claims asserted in the following litigations: (1) Datapoint Corporation v. Intel Corporation, No. 97-CV-2581 (N.D. Tex.); (2) Datapoint Corporation v. Standard Micro-Systems, Inc. and Intel Corporation, No. CV 96-1685 (E.D.N.Y.); (3) Datapoint Corporation v. Cisco Systems, Inc. et. al., No. CV 96-4534 (E.D.N.Y.); (4) Datapoint Corporation v. Dayna Communications, Inc., et. al., No. CV 96-6334 (E.D.N.Y.); and (5) Datapoint Corporation v. Standard Microsystems Corp., No. CV 96-03819 (E.D.N.Y.).

I.59 "Patent Litigation Trust" shall mean the trust established by Dynacore pursuant to the PLT Agreement.

I.60 "Person" shall have the meaning ascribed to such term under Section 101(41) of the Bankruptcy Code.

I.61     "Petition Date" shall mean May 3, 2000.

I.62 "Plan" shall mean this Chapter 11 plan of reorganization under the Bankruptcy Code for Dynacore, as may be modified from time to time.

I.63 "Plan Documents" shall mean the documents that aid in effectuating this Plan including but not limited to those documents attached as exhibits hereto or to the Disclosure Statement.

I.64 "PLT Beneficial Interests" shall have the same meaning as Beneficial Trust Interests.

I.65 "PLT Agreement" shall mean that agreement executed by Dynacore, a copy of which is annexed as an exhibit to the Disclosure Statement, pursuant to which Dynacore established the PL Trust.

I.66 "PLT Certificates" shall mean the certificates distributed to holders of PLT Beneficial Interests evidencing their equitable ownership in the PL Trust which certificates shall not be registered under the Securities Act of 1933.

I.67 "PL Trust" shall have the same meaning as "Patent Litigation Trust."

I.68 "Priority Tax Claim" shall mean a Claim entitled to priority pursuant to Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

I.69 "Professional Persons" shall mean Persons retained or to be compensated pursuant to Sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code.

I.70 "Pro Rata" or "Pro Rata Share" shall mean the proportion that the amount of an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of all Claims or Interests in such Class, including Contested Claims or Contested Interests, but not including Disallowed Claims or Disallowed Interests, as calculated by the Debtor as of a date which shall be not more than ten (10) days preceding the Effective Date.

I.71 "Released Party" shall have the meaning set forth in Section 12.07 of this Plan.

I.72 "Reorganized Debtor" or "Reorganized Dynacore" shall mean the Debtor, as reorganized, on and after the Effective Date.

I.73 "Sale Order" shall mean that order of the Bankruptcy Court, dated June 15, 2000, pursuant to which the Debtor was authorized and directed to sell, and to cause certain of its subsidiaries to sell, significant portions of their assets to Datapoint Newco 1 Limited.

I.74 "Schedules" shall mean the schedules of assets and liabilities and statement of financial affairs filed by the Debtor as required by Section 521 of the Bankruptcy Code and the Bankruptcy Rules, as amended or modified.

I.75 "Secured Claim" shall mean any Claim secured by property of the Debtor, but only to the extent of the value of the collateral securing such Claim.

I.76 "Transfer Agent" shall mean Continental Stock Transfer & Trust Company, the Debtor's current stock transfer agent.

I.77 "Trust Indenture" shall have the same meaning as Indenture.

I.78 "UC Beneficial Interests" shall mean the 40% of the Beneficial Trust Interests in the PL Trust to be distributed, Pro Rata, to holders of Class 2 Claims under this Plan.

I.79 "UC Cash Distribution" shall mean $34.8 million, which is the aggregate amount of Cash to be distributed to holders of Class 2 Claims under this Plan, provided, however, that this amount shall, if necessary, be increased by an amount sufficient to provide for an aggregate Cash Distribution to Debenture Holders under this Plan of not less than $33 million such that the Debenture Holders will receive not less than 60% of the outstanding principal amount of the Debentures.

I.80 "UC New Common Stock Distribution" shall mean the 2,500,000 shares of New Common Stock to be distributed to holders of Class 2 Claims under this Plan which amount is equal to 25% of the New Common Stock issued under this Plan.

I.81 "Unsecured Claim" shall mean a Claim, including, without limitation, a Claim arising from the rejection of an executory contract pursuant to Section 365 of the Bankruptcy Code, other than a Non-Tax Priority Claim, Tax Priority Claim, an Administrative Claim or a Secured Claim.

I.82 "Voting Deadline" shall mean the date by which the Ballots that accompany this Plan must be received by the Balloting Agent, which date is set forth in the Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code with respect to this Plan.

I.83 "Wage Payment Amount" shall mean the amount paid to a Claimant pursuant to the Wage Priority Order.

I.84 "Wage Payment Order" shall mean the order of the Bankruptcy Court, dated May 4, 2000, pursuant to which, inter alia, the Bankruptcy Court authorized the Debtor to pay Claims entitled to priority pursuant to Sections 507(a)(3) and 507(a)(4) of the Bankruptcy Code.

I.85 "Wage Priority Amount" shall have the meaning set forth in Section 4.01 of this Plan.

                                   ARTICLE II
                NON-CLASSIFIED CLAIMS AND ADMINISTRATIVE EXPENSES

II.1     Allowed Administrative Expense Claims

         Except as may otherwise be provided below, Allowed Administrative Expenses (other than Claims for compensation and reimbursement of expenses of Professional Persons) will be paid on the Effective Date, or soon thereafter as is practicable, or in accordance with such other terms as may have been agreed to by the Debtor and the holder of an Allowed Administrative Expense. If such Claim becomes Allowed after the Effective Date, it shall be paid within five (5) Business Days after allowance. Each Professional Person retained or requesting compensation in the Chapter 11 Case shall be required to file an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Case on or before thirty (30) days after the Effective Date. Objections to any application made under this Section 2.01 shall be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order. All payments for services rendered and reimbursement of expenses incurred by Professional Persons subsequent to the Confirmation Date shall be paid by the Debtor in accordance with ordinary business terms and without the need for further Court order. The Debtor acknowledges that the Ad Hoc Committee has made a substantial contribution in the Chapter 11 Case and has been of benefit to the Debtor's Estate. The Debtor shall not object to the payment of the reasonable fees and expenses of the Ad Hoc Committee (as determined in accordance with Section 503(b) of the Bankruptcy Code) including without limitation, the reasonable fees and expenses of counsel to the Ad Hoc Committee.

II.2     Officer Administrative Claims

         The Confirmation Order shall constitute an order, pursuant to Bankruptcy Rule 9019, settling the Officer Administrative Claims, approving the Officer Settlement Agreement and authorizing the Debtor to enter into the Officer Settlement Agreement. In return for relinquishing and settling the Officer Administrative Claims, the holders of such claims shall receive, on the Effective Date or as soon thereafter as is practicable, $1.2 million in Cash and 1,000,000 shares of New Common Stock in the aggregate. The Officer Claim Holders shall have the right to allocate the Cash and New Common Stock to be received by them under the Plan as they shall mutually agree, provided that they jointly advise the Debtor, no later than five (5) Business Days prior to the Effective Date, as to such allocation. In the event the Officer Claim Holders do not timely notify the Debtor as to this allocation, the Debtor shall distribute the Cash and Common Stock, Pro Rata. As more fully set forth in Section 5.02 and in the Officer Settlement Agreement, Messrs. Gerald N. Agranoff, Asher B. Edelman and Phillip P. Krumb shall execute new employment agreements as of the Effective Date, copies of which are annexed to the Disclosure Statement.

II.3     Administrative Expense Bar Date for Disputed Expenses

         Unless a payment date is otherwise established by an order of the Bankruptcy Court, and other than Administrative Expense Claims of Professional Persons, motions for payment of Administrative Expenses subject to dispute by the Debtor shall be served on the Debtor's counsel and filed with the Court within twenty (20) days of the entry of the Confirmation Order. Any Person or Governmental Unit that is required to file and serve a motion for payment of an Administrative Expense that fails to do so timely shall be forever barred, estopped and enjoined from asserting such Administrative Expense against the Debtor and its estate.

II.4     Priority Tax Claims

         At the option of the Debtor, each holder of a Priority Tax Claim will receive Cash equal to the full Allowed amount of its Claim either (i) on the later of the Effective Date, and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable; or (ii) in equal quarterly Cash installments of principal and interest, over a period not exceeding six (6) years after the date of assessment of such Claim of a value, as of the Effective Date, equal to the Allowed amount of such Claim, with interest (a) with respect to federal taxes, at a fixed annual rate equal to the federal statutory rate as provided in 26 U.S.C. ss. 6621 over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim and (b) with respect to state and city taxes, at the rate applicable under state or local law or if no such rate is provided, at 6% per annum.

                                   ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS

III.1    Unclassified Claims

         As provided in Article II, Administrative Expenses, Priority Tax Claims of the kinds specified in Sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code and the Officer Administrative Claims have not been classified and are excluded from the following Classes in accordance with Section 1123(a)(1) of the Bankruptcy Code.

III.2    Classified Claims and Interests

The Plan provides for the following Classes of Claims and Interests:

(a)      Class 1 - Non-Tax Priority Claims

         This Class includes all priority Claims under Section 507(a) of the Bankruptcy Code other than Claims under Section 507(a)(8) of the Bankruptcy Code. This Class is unimpaired within the meaning of Section 1124 of the Bankruptcy Code.

(b)      Class 2 - Unsecured Claims

         This Class consists of Unsecured Claims not included in any other Class, and includes all Claims arising out of ownership of the Debentures. This Class is impaired within the meaning of Section 1124 of the Bankruptcy Code.

         (c)   Class 3 - Exchangeable Preferred Shareholders

         This Class of Interests consists of holders of the Debtor's Exchangeable Preferred Stock. This Class is impaired within the meaning of
Section 1124 of the Bankruptcy Code.

         (d)   Class 4 - Common Shareholders

         This Class of Interests consists of holders of the Debtor's Common Stock. This Class is impaired within the meaning of Section 1124 of the Bankruptcy Code.

         (e)   Class 5 - Option Holders

         This Class of Interests consists of the holders of all unexpired Options. This Class is impaired within the meaning of Section 1124 of the Bankruptcy Code.

III.3    Class Acceptance Requirements

         Class 2 Unsecured Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims that have voted on the Plan. Classes 3 and 4, holders of Exchangeable Preferred Stock and Common Stock, shall have accepted the Plan if it is accepted by more than two-thirds (2/3) of the Allowed Interests in each Class that have voted on the Plan.

                                   ARTICLE IV
                        TREATMENT OF CLAIMS AND INTERESTS

IV.1     Non-Tax Priority Claims (Class 1)

         On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Non-Tax Priority Claim as of the Confirmation Date shall receive on account of such Claim the Allowed amount of such Claim in Cash. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof. To the extent that a holder of an Allowed Claim in this Class entitled to priority treatment pursuant to Sections 507(a)(3) or 507(a)(4) of the Bankruptcy Code has received payment pursuant to the Wage Payment Order up to the maximum priority amount permitted by said sections ("Wage Priority Amount"), the Claimant shall not receive any further Distribution on account of his/her Allowed Non-Tax Priority Claim. To the extent the holder has a Claim which would have otherwise been entitled to priority under Sections 507(a)(3) or 507(a)(4) of the Bankruptcy Code except that it exceeds the Wage Priority Amount, such excess shall be treated as an Unsecured Claim.

IV.2     Unsecured Claims (Class 2)

         On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Unsecured Claim as of the Confirmation Date shall receive its Pro Rata Share of (i) the UC Cash Distribution; (ii) the UC New Common Stock Distribution and (iii) the UC Beneficial Interests. If the UC Cash Distribution is not distributed to holders of Allowed Unsecured Claims on or before January 31, 2001 due to reasons solely within the control of the Debtor, the holders of Class 2 Allowed Unsecured Claims shall be entitled to receive any interest or other income earned on the UC Cash Distribution from March 1, 2001 forward. Such interest shall be distributed to holders of Class 2 Allowed Unsecured Claims at the time they receive the UC Cash Distribution. All reasonable unpaid fees, costs, charges and any other expenses incurred under the Indenture prior to the Petition Date and through October 2, 2000 not to exceed $38,500 in the aggregate, which amount includes any reasonable fees and expenses of professionals retained by the Indenture Trustee incurred through October 2, 2000, shall be paid by the Debtor to the Indenture Trustee on the Effective Date, without Court approval. All reasonable fees, costs, charges and expenses payable to the Indenture Trustee under the Indenture not to exceed $27,500 in the aggregate (which includes the sum of $10,000 to act as a Disbursing Agent under the Plan), including any such items incurred by the Indenture Trustee in its capacity as a Disbursing Agent under this Plan incurred by the Indenture Trustee after October 2, 2000, shall be paid by the Reorganized Debtor in accordance with the Indenture, without further Court approval. In addition, Debtor shall indemnify the Indenture Trustee for its activities in connection with balloting and Distributions under this Plan in accordance with, and to the same extent provided in, the Indenture. In the event the Debtor disagrees with any fee, cost, charge or expense of the Indenture Trustee incurred after September 29, 2000 and other than its capacity as a Disbursing Agent, it shall pay the undisputed portion as provided in this section and promptly move in the Bankruptcy Court for a determination as to the propriety of any disputed fee, cost, charge or expense.

IV.3     Exchangeable Preferred Shareholders (Class 3)

         On the Effective Date, or as soon thereafter as is practicable, each record holder of Exchangeable Preferred Stock as of the Confirmation Date shall receive the holder's Pro Rata Share of (i) 2,350,000 shares of New Common Stock and (ii) a certificate evidencing the holder's Pro Rata Share of the Exchangeable Preferred PLT Interest. On the Effective Date, all shares of Exchangeable Preferred Stock shall be cancelled and extinguished and all certificates representing the Exchangeable Preferred Stock shall become void without the need for further action.

IV.4     Common Shareholders (Class 4)

         On the Effective Date, or as soon thereafter as is practicable, each record holder of Common Stock as of the Confirmation Date shall receive the holder's Pro Rata Share of 4,150,000 shares of New Common Stock. On the Effective Date all shares of Common Stock shall be cancelled and extinguished and all certificates representing the Common Stock shall become void without the need for further action.

IV.5     Option Holders (Class 5)

         On the Effective Date, all Options issued by the Debtor shall be cancelled and the holders thereof shall receive no Distributions under this Plan on account of the Options and all such holders shall be deemed to have rejected this Plan.

     ARTICLE V PROVISIONS REGARDING CORPORATE GOVERNANCE AND MANAGEMENT OF THE REORGANIZED DEBTOR AND THE ISSUANCE OF NEW COMMON STOCK

V.1      Board of Directors

         As of the Effective Date, the board of directors of Reorganized Dynacore shall initially consist of seven (7) members, three (3) of whom shall be designated by the Creditors' Committee in writing prior to the Confirmation Hearing and the remainder of whom shall be designated by the Debtor in writing prior to the Confirmation Hearing. The board of directors of Reorganized Dynacore will select a chairman of the board of directors of Reorganized Dynacore at its initial meeting to be held no later than five (5) Business Days after the Effective Date. Such initial board of directors shall be deemed appointed pursuant to the Confirmation Order, such appointment shall be deemed ratified by the initial holders of New Common Stock and the board of directors shall be fully authorized to take such actions necessary to consummate this Plan and to operate Reorganized Dynacore's business.

V.2      Officers of Reorganized Datapoint

         The officers of the Debtor immediately prior to the Effective Date shall serve as the initial officers of Reorganized Dynacore on and after the Effective Date. Such officers shall serve in accordance with their new employment agreements attached as exhibits to the Disclosure Statement, or with respect to any officer who does not have an employment agreement, at the pleasure of the board of directors.

V.3      Amended Certificate of Incorporation and Amended Dynacore By-Laws

         The adoption of the proposed amended Certificate of Incorporation and amended by-laws attached to the Disclosure Statement will be deemed to have occurred and be effective as of the Effective Date without any further action by the directors or stockholders of the Debtor or the Reorganized Debtor. On the Effective Date or as soon thereafter as is practicable, Dynacore will file with the Secretary of State of the State of Delaware, in accordance with Sections 103 and 303 of the Delaware General Corporation Law, the amended and restated Certificate of Incorporation and such shall be the certificate of incorporation for Reorganized Dynacore. The amendment shall include a provision prohibiting the issuance of non-voting equity securities.

V.4      Securities to be Issued Pursuant to this Plan: New Common Stock

         On the Effective Date, pursuant to this Plan, the issuance by Reorganized Dynacore of 10,000,000 shares of New Common Stock shall be authorized without further act or action under applicable laws, regulations, rules or orders. Holders of New Common Stock will have the right to participate proportionately in any dividends distributed by Reorganized Dynacore. Reorganized Dynacore will use reasonable efforts to have the New Common Stock listed on a nationally recognized market or exchange provided that the costs of doing so are reasonable as determined by Dynacore's board of directors.

V.5      Cancellation of Existing Equity Interests

         As of the Effective Date, all existing Equity Interests shall, without any further action, be cancelled, annulled and extinguished and all certificates representing such Equity Interests shall be void.

                                   ARTICLE VI
                          ESTABLISHMENT OF THE PL TRUST

VI.1     Creation of the PL Trust

         On the Effective Date, and pursuant to the terms of the Confirmation Order, or such other applicable order of the Bankruptcy Court authorizing and approving the establishment of the PL Trust, the Reorganized Debtor shall execute the PLT Agreement and shall be deemed to have transferred to the PL Trust all of its right, title and interest in the Patent Litigations. On the Effective Date, or as soon thereafter as is practicable, the Initial PLT Trustees may cause the PL Trust to issue and distribute PLT Certificates in accordance with provisions of Article III of this Plan or to otherwise reflect ownership of Beneficial Trust Interests as set forth in Section 7.03.

                                   ARTICLE VII
                    MEANS OF DISTRIBUTION AND IMPLEMENTATION

VII.1    Cash Distributions

         On the Effective Date, Reorganized Dynacore shall deposit Cash with the Indenture Trustee in the amount equal to the aggregate Pro Rata Share of Cash to which Debenture Holders are entitled under this Plan and the Indenture Trustee shall act as Disbursing Agent and shall distribute the Cash Pro Rata to each Debenture Holder as of the Confirmation Date. With respect to all other Cash Distributions required under this Plan, the Debtor shall act as its own Disbursing Agent.

VII.2    Stock Distributions

         On the Effective Date, Reorganized Dynacore shall issue 10,000,000 shares of New Common Stock of which (i) 6,500,000 shares shall be deposited with the Transfer Agent, who shall as soon as practicable thereafter distribute 2.35 million shares of the New Common Stock Pro Rata to the record holders of Exchangeable Preferred Stock and 4.15 million shares of New Common Stock Pro Rata to the record holders of Common Stock as of the Confirmation Date, in accordance with the terms of this Plan; (ii) the Pro Rata Share of the 2,500,000 shares to be distributed to Debenture Holders shall be deposited with the Indenture Trustee for Distribution to Debenture Holders as of the Confirmation Date, Pro Rata, with the Distribution of Cash under Section 7.01 hereof; and
(iii) the remaining shares shall be distributed by the Debtor to all non-Debenture Holder Class 2 Claimants and to the Officer Claim Holders in accordance with the terms of this Plan.

VII.3    PLT Certificate Distributions

         On the Effective Date, or as soon thereafter as is practicable, the Initial Trustees shall deliver a PLT Certificate to Reorganized Dynacore evidencing its fifty-six and one-half percent (56- 1/2 %) ownership interest in the PL Trust. In lieu of actual Distribution of PLT Certificates to Class 2 Claimants and holders of Class 3 Exchangeable Preferred Stock, the Initial Trustees may, in their sole discretion, reflect the ownership of the Beneficial Interests by Class 2 Claimants and Class 3 Interest holders by a recordation in the PL Trust's books and records in such manner as the Initial Trustees, in their sole discretion, deem appropriate. In the event the Initial Trustees determine to issue PLT Certificates to Class 2 Claimants and Class 3 Interest holders, they shall make appropriate arrangements for the Distribution of the PLT Certificates.

VII.4    Distributions by Indenture Trustee as Disbursing Agent

         As soon as reasonably practicable after distribution to the Indenture Trustee of the property to be distributed to the Indenture Trustee under Section
4.02 of this Plan, the Indenture Trustee shall make Pro Rata Distribution to holders of Allowed Unsecured Claims whose Claims arise out of ownership of the Debentures in the manner set forth in the Indenture and this Article VII, provided, however, that upon request of the Indenture Trustee, holders of such Claims shall be required, prior to receiving Distributions pursuant to this section, to (a) surrender to the Indenture Trustee the Debentures representing such Claims, or (b) provide an affidavit certifying that such Debentures are lost, with an appropriate indemnification of the Debtor, the Estate and the Reorganized Debtor. The Indenture Trustee's obligations to act as a Disbursing Agent shall expire as six months from the Expiration Date.

VII.5    Distribution by Reorganized Debtor of Recoveries from PL Trust

         After reimbursement of all expenses, costs and repayment of any advances made or incurred in connection with the PL Trust, and payment of all taxes due as a result of any distribution to it ("Net Distributions"), the Reorganized Debtor shall distribute seventy-five percent (75%) of any Net Distribution from the first $100 million in total distributions that it actually receives from the PL Trust on account of its Beneficial Trust Interests therein, to the holders of New Common Stock. These distributions shall be made at such time, and on such dates as the Board of Directors of Reorganized Dynacore deems appropriate, provided, however, that all such amounts to be distributed hereunder shall be distributed no later than forty-five (45) days after receipt by Reorganized Dynacore of its final distribution from the PL Trust.

VII.6    Miscellaneous Distribution Provisions

(a)      Date of Distributions

                  Unless otherwise provided herein, any Distributions to be made hereunder shall be made on the Effective Date or as soon as practicable thereafter and deemed made on the Effective Date. In the event that any Distribution or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such Distribution or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

(b)      Delivery of Distributions

                   Subject to Bankruptcy Rule 9010, all Distributions to any holder of an Allowed Claim or Allowed Equity Interest shall be to the address of such holder as set forth on the Schedules, or the books of the Debtor, the Indenture Trustee or the Transfer Agent unless the Debtor has been notified in writing of a change of address, including, without limitation, by filing of a proof of Claim by such holder that contains an address for such holder different from the address reflected in the Schedules or records of the Debtor, the Indenture Trustee or the Transfer Agent. In the event that any Distribution to any holder is returned as undeliverable, the appropriate Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no Distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such Distribution shall be made to such holder without interest provided that such Distributions shall be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Debtor, and the Claim of any other holder of such property or interest in property shall be discharged and forever barred. All unclaimed shares of New Common Stock shall be cancelled by the Reorganized Debtor or added to treasury, in the Reorganized Debtor's discretion.

(c)      Fractional Shares

                  No fractional shares of New Common Stock shall be distributed. For purposes of Distribution, fractional shares of New Common Stock shall be rounded down to the previous whole number.

(d)      Setoffs and Recoupment

                  The Debtor may, but shall not be required to, set off against, or recoup from, any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any Claims of any nature whatsoever that the Debtor may have against the Claimant, but neither the failure to do so nor allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such Claim it may have against the Claimant.

         (e)   Distributions After Effective Date

                  Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed shall be deemed to have been made on the Effective Date.

                                  ARTICLE VIII
                 RIGHTS AND OBLIGATIONS OF THE DISBURSING AGENTS

VIII.1   Exculpation

         The Disbursing Agents, from and after the Effective Date, are hereby exculpated by all Persons, holders of Claims and Equity Interests, entities, and parties in interest receiving Distributions under this Plan, from any and all claims, causes of action, and other assertions of liability (including breach of fiduciary duty) arising out of such Disbursing Agent's discharge of the powers and duties conferred upon it by this Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of this Plan, or applicable law, except for actions or omissions arising out of each Disbursing Agent's gross negligence or willful misconduct. No current holder of a Claim or an Equity Interest, or representative thereof, shall have the right to pursue any claim or cause of action (i) against any Disbursing Agent for making payments in accordance with this Plan, or for implementing the provisions of this Plan, or (ii) against any holder of a Claim for receiving or retaining payments or other Distributions as provided for by this Plan.

VIII.2   Powers of the Disbursing Agents

         The Disbursing Agents shall be empowered to (i) take all steps and execute all instruments and documents necessary to effectuate this Plan; (ii) make Distributions contemplated by this Plan; (iii) comply with this Plan and the obligations thereunder; (iv) employ, retain, or replace professionals to represent them with respect to their responsibilities; and (v) exercise such other powers as may be vested in them pursuant to order of the Court or pursuant to this Plan, or as they reasonably deem to be necessary and proper to carry out the provisions of this Plan.

VIII.3   Duties of the Disbursing Agents

         The Disbursing Agents shall have the duties of carrying out the provisions of this Plan, which shall include taking or not taking any action which the Disbursing Agents deem to be in furtherance of this Plan, including, from the date of a Disbursing Agent's appointment, making payments and conveyances and effecting other transfers necessary in furtherance of this Plan.

VIII.4   Fees of Disbursing Agents

         The Reorganized Debtor shall promptly pay all reasonable fees, costs, charges and expenses incurred by the Disbursing Agents in connection with their services as Disbursing Agents without Court order.

                                   ARTICLE IX
             PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN

IX.1     Disputed Claims

         Except as to applications for allowances of compensation and reimbursement of expenses under Sections 330 and 503 of the Bankruptcy Code, the Debtor and the Creditors' Committee each shall have the exclusive right to make and file objections to Administrative Expense Claims, Claims and Equity Interests subsequent to the Confirmation Date. All objections shall be litigated to Final Order, provided, however, that the Debtor, with the consent of the Creditors' Committee, shall have the authority to compromise, settle, otherwise resolve or withdraw any objections without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtor and the Creditors' Committee each may file all objections to Administrative Expense Claims that are the subject of proofs of Claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made.

IX.2     No Distributions Pending Allowance

         Notwithstanding any other provision hereof, if any portion of a Claim or Equity Interest is a Disputed Claim or Disputed Equity Interest, no payment or Distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Disputed Equity Interest is Allowed.

IX.3     Distributions After Allowance

         To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, a Distribution shall be made to the holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of this Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the appropriate Disbursing Agent shall provide to the holder of such Claim or Equity Interest the Distributions to which such holder is entitled under this Plan.

     IX.4 Voting Rights of Holders of Disputed Claims and Disputed Equity Interests

         Pursuant to Bankruptcy Rule 3018(a), a Disputed Claim or Disputed Equity Interest will not be counted for purposes of voting on this Plan to the extent it is disputed, unless an order of the Bankruptcy Court is entered after notice and a hearing temporarily allowing the Disputed Claim or Disputed Equity Interest for voting purposes under Bankruptcy Rule 3018(a). Such disallowance for voting purposes shall be without prejudice to the holders of such Disputed Claim or Disputed Equity Interest seeking to have such Disputed Claim or Disputed Equity Interest Allowed for purposes of Distribution under this Plan.

                                    ARTICLE X
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

X.1      Rejected If Not Assumed

         This Plan constitutes and incorporates a motion by the Debtor to reject, and the Confirmation Order shall be deemed to be an order authorizing the rejection of, all executory contracts and unexpired leases to which the Debtor is a party and which have not on or before the Confirmation Date been (i) rejected by Bankruptcy Court order or by operation of law, (ii) expressly assumed or rejected pursuant to an order of the Bankruptcy Court prior to the Confirmation Date, or (iii) included in a motion to assume or reject made by the Debtor which is pending before the Bankruptcy Court on the Confirmation Date. Nothing herein will be deemed to extend any deadline previously set by the Court for filing proofs of Claims, including with regard to contracts and leases heretofore rejected by Court order. If for any reason a prior order of the Court setting a deadline for the filing of proofs of Claims is found to be not applicable to the damages resulting from the rejection of an executory contract, such Claim for damages shall nevertheless be forever barred and shall not be enforceable against the Debtor or its Estate unless a proof of Claim is filed with the Bankruptcy Court not later than thirty (30) days after entry of the Confirmation Order.

                                   ARTICLE XI
                              CONDITIONS PRECEDENT

XI.1     Conditions Precedent to Effective Date

         The occurrence of the Effective Date of this Plan is subject to the following conditions precedent:

         (1) the Confirmation Order shall have become a Final Order;

         (2) the Sale Order shall have become a Final Order;

         (3) the Bankruptcy Court shall have approved the Officer Settlement Agreement either as part of the Confirmation Order or by separate order which shall become a Final Order;

         (4) the aggregate amount of all Allowed Unsecured Claims and the estimated amounts (for distribution purposes) of all other Unsecured Claims, including Disputed Claims, if any, shall not exceed $64 million;

         (5) Reorganized Dynacore shall have in place directors and officers liability insurance in form, substance and amount reasonably acceptable to the Creditors' Committee;

         (6) Reorganized Dynacore's charter and by-laws shall be executed and delivered in form and substance reasonably acceptable to the Creditors' Committee; and

         (7) all other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of this Plan shall have been effected.

In the event any of the orders identified in this section have not become Final Orders, except for an order approving the Officer Settlement Agreement, because they are subject to a pending appeal or appeals, the conditions to the Effective Date set forth in this section shall be deemed to have occurred unless any of such orders is subject to a stay.

XI.2     Waiver of Conditions Precedent

         Except for condition "1", set forth in Section 11.01, each of the conditions precedent in Section 11.01 may be waived, in whole or in part, by the Debtor only with the written consent of the Creditors' Committee except that the condition in Section 11.01(3) can only be waived with the written consent of the Officer Claim Holders. Any such waiver of a condition precedent in Section 11.01 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action (other than by the Debtor and the Creditors' Committee or with respect to Section 11.01(3), by the Officer Claim Holders).

                                   ARTICLE XII
                       EFFECT OF CONFIRMATION OF THIS PLAN

XII.1    Continued Corporate Existence

         The Reorganized Debtor shall continue to exist after the Effective Date with all powers of a corporation under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under Delaware law; and the Reorganized Debtor may operate its business free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of this Plan and the Confirmation Order.

XII.2    Vesting of Assets

         Except as otherwise expressly provided in this Plan, on the Effective Date the Reorganized Debtor shall be vested with all of the property of the Estate free and clear of all Claims, liens, encumbrances, charges and other interests of Claimants and holders of Equity Interests.

XII.3    Discharge of the Debtor

         The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date against the Debtor, the Reorganized Debtor, or any of its assets or properties, and the Released Parties, arising prior to the Effective Date. Except as otherwise expressly specified in this Plan, the Confirmation Order shall act, as of the Effective Date, as a discharge of all debts of, Claims against, liens on, and Equity Interests in the Debtor, its assets and properties, arising at any time prior to the Effective Date, regardless of whether a proof of Claim or Equity Interest with respect thereto was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept this Plan or is entitled to receive a Distribution hereunder. Except as otherwise expressly specified in this Plan, after the Effective Date, any holder of such discharged Claim or Equity Interest shall be precluded from asserting against the Debtor, the Reorganized Debtor, or any of its assets or properties, any other or further Claim or Equity Interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the Effective Date.

XII.4    Injunction

         Except as otherwise expressly provided in this Plan, the Confirmation Order, or a separate order of the Court, all Entities who have held, hold, or may hold Claims against or Equity Interests in the Debtor which arose before or were held as of the Effective Date, are permanently enjoined, on and after the Effective Date, from

         (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor or any Released Party, with respect to any such Claim or Equity Interest,

         (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtor or any Released Party on account of any such Claim or Equity Interest,

         (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtor or any Released Party or against the property or interests in the Estate or any Released Party on account of any such Claim or Equity Interest and/or

         (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtor or any Released Party or against the Estate or any Released Party on account of any such Claim or Equity Interest.

Such injunction shall extend to successors of the Debtor (including, without limitation, the Reorganized Debtor) and the Released Parties and their properties and interests in property.

XII.5    Extinguishment of Causes of Action Under the Avoiding Power Provisions

         On the Effective Date, all rights, claims, causes of action, avoiding powers, suits and proceedings arising under Sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code shall be extinguished whether or not then pending. The Reorganized Debtor shall have, retain, reserve, and be entitled to assert all other Claims, causes of action, rights of setoff and other legal or equitable defenses which the Debtor had immediately prior to the Petition Date as fully as if the Chapter 11 Case had not been commenced; and all of the Reorganized Debtor's legal and equitable rights respecting any such Claim which is not specifically waived, extinguished or relinquished by this Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced.

XII.6    Votes Solicited in Good Faith

         The Released Parties have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Released Parties participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the issuance of the securities offered under this Plan and therefore have not, and on account of such issuance and solicitation will not, be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer and issuance of the securities under this Plan.

XII.7    The Debtor's Release

         On the Effective Date, the Debtor, on behalf of itself and the Estate, shall be deemed to release unconditionally all of its respective officers, directors, employees, advisors, attorneys, financial advisors, accountants and other professionals, each of the Creditors' Committee members, the Creditors' Committee's counsel and financial advisor, each member of the Ad Hoc Committee, the Ad Hoc Committee's counsel and financial advisor, each member of the Ad Hoc Committee of Preferred Stockholders, the Ad Hoc Committee of Preferred Stockholders' counsel and financial advisor, the Indenture Trustee and its counsel, and each of their representatives and agents (including any professionals retained by such Persons or Entities) (individually, a "Released Party" and collectively, the "Released Parties") from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above or any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Chapter 11 Case or this Plan, except that (i) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct as determined by Final Order of the Bankruptcy Court, and (ii) the Reorganized Debtor shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set-off or recoupment against any claims of any such Persons or Entities asserted against the Debtor.

XII.8    Exculpation, Release and Injunction of Released Parties

         The Debtor, the Reorganized Debtor and the Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Expense Claim, Claim, or Equity Interest for any act or omission in connection with, or arising out of, this Plan, the Disclosure Statement, the negotiation of this Plan, the negotiation of any Plan Document, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of this Plan, the Chapter 11 Case, the consummation of this Plan, the administration of this Plan or the property to be distributed under this Plan, or any transaction contemplated by this Plan or the Disclosure Statement or in furtherance thereof, except for willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable laws or rules protecting such Released Parties from liability.

XII.9    Term of Bankruptcy Injunction or Stays

         All injunctions or stays provided for in the Chapter 11 Case under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

XII.10   Preservation of Insurance

          The Debtor's discharge and release from all Claims as provided herein, except as necessary to be consistent with this Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtor, the Reorganized Debtor (including, without limitation, its officers and directors) or any other Person or Entity.

XII.11   Officers' and Directors' Indemnification Rights and Insurance

         Notwithstanding any other provision of this Plan, the obligations of the Debtor to indemnify its present directors, officers, and employees against any obligations, liabilities, costs or expenses pursuant to the Certificate of Incorporation or by-laws of the Debtor, applicable state law, specific agreement, or any combination of the foregoing, shall survive the Effective Date.

                                  ARTICLE XIII
                            RETENTION OF JURISDICTION

XIII.1   Scope of Jurisdiction

         Pursuant to Sections 1334 and 157 of title 28 of the United States Code, the Bankruptcy Court shall retain and have exclusive jurisdiction of all matters arising in, arising under, and related to the Chapter 11 Case and this Plan pursuant to, and for the purpose of Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

         (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases pending on the Confirmation Date and the allowance of Claims resulting therefrom;

         (b) To hear and determine any and all adversary proceedings, applications, and contested matters, including any remands of appeals, pending on the Effective Date;

         (c) To ensure that Distributions to holders of Allowed Claims and Allowed Interests are accomplished as provided by this Plan;

         (d) To resolve disputes as to the ownership of any Claim or Equity Interest;

         (e) To hear and determine any timely objections to or applications concerning Claims or the allowance, classification, priority, compromise, estimation, or payment of any Administrative Expense, Claim, or Equity Interest.

         (f) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed, or vacated;

         (g) To enter and implement such orders as may be necessary or appropriate to execute, interpret, implement, consummate, or enforce this Plan and the transactions contemplated thereunder;

         (h) To consider any modification of this Plan pursuant to Section 1127 of the Bankruptcy Code, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         (i) To hear and determine applications for compensation and reimbursement of expenses of Professional Persons under sections 330, 331 and 503(b) of the Bankruptcy Code;

         (j) To hear and determine disputes arising in connection with the execution, interpretation, implementation, consummation, or enforcement of this Plan;

         (k) To hear and determine any issue for which this Plan requires a Final Order of the Court;

         (l) To enter and implement orders and to take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the consummation or implementation of this Plan, including, without limitation, to issue, administer, and enforce injunctions, releases, assignments, or indemnity obligations contained in this Plan and the Confirmation Order;

         (m) To hear and determine motions seeking a compromise, settlement, release, or abandonment of any Contested Claim or Designated Claim or any claim or cause of action arising on or before the Effective Date by or against the Debtor;

         (n) To recover all assets of the Debtor and property of the Estate, wherever located;

         (o) To hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

         (p) To hear and determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to this Plan; and

         (q) To enter a final decree closing the Chapter 11 Case.

XIII.2   The PL Trust

         The Bankruptcy Court shall have concurrent jurisdiction with any other court of competent jurisdiction to hear all matters concerning the PL Trust (other than the Patent Litigations) including, by way of example and not limitation, matters pertaining to claims against, administration of, and distributions from, the PL Trust.

                                   ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

XIV.1    Creditors' Committee

         The Creditors' Committee shall continue in existence after the Effective Date for the following limited purposes: (a) to participate in matters related to implementation and consummation of the Plan and the enforcement of the provisions thereof for a period not to exceed sixty (60) days after the Effective Date unless otherwise agreed to by the Reorganized Debtor, and (b) to review, prepare, and prosecute fee applications of Professional Persons. Except for these matters, after the Effective Date the Creditors' Committee shall have no authority or obligation to act as a committee or as a representative of holders of Class 2 Claimants.

XIV.2    Compliance with Tax Requirements

         In connection with this Plan, the Reorganized Debtor and the Disbursing Agents shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities and all Distributions hereunder shall be subject to such withholding and reporting requirements.

XIV.3    Cancellation of Indenture

          As of the Effective Date, the Indenture shall be deemed cancelled, terminated, and deemed null and void and of no further force and effect, except as otherwise provided herein. The Debtor and the Indenture Trustee shall be released from any and all obligations under the Indenture except with respect to the payments required to be made to the Indenture Trustee in respect of its Claims, or with respect to such other rights of the Indenture Trustee that, pursuant to the terms of the Indenture, survive the termination of the Indenture. Termination of the Indenture shall not impair the rights of the holders of Claims to receive Distributions on account of such Claims pursuant to this Plan, and shall not impair the rights of the Indenture Trustee to enforce its charging lien created by law or the Indenture against the Distributions that are made to the Indenture Trustee for distribution to Claimants.

XIV.4    Payment of Statutory Fees

         All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date and all such fees payable after the Effective Date shall be paid by the Reorganized Debtor.

XIV.5    Pre-Confirmation Modification

         This Plan may be altered, amended or modified prior to the entry of the Confirmation Order as provided in Section 1127 of the Bankruptcy Code.

XIV.6    Post-Confirmation Immaterial Modifications

         The Debtor or the Reorganized Debtor may, with the consent of the Creditors' Committee and without the approval of the Bankruptcy Court, and without notice to all holders of Claims and Interests, insofar as it does not materially adversely affect the interest of holders of Claims and Interests, correct any defect, omission or inconsistency in this Plan in such manner and to such extent as may be necessary to expedite the execution of this Plan.

XIV.7    Governing Law

         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code or Bankruptcy Rules), the laws of the State of Delaware (without reference to the conflicts of laws provisions thereof) will govern the construction and implementation of the Plan and any agreements, documents and instruments in connection with this Plan.

XIV.8    Notices

         All notices, requests or demands for payments shall be in writing and shall be deemed to have been given when personally delivered by hand or deposited in any depository under the control of the United States Postal Service or when received by courier or facsimile transmission. Notices shall be sent or delivered to:

         Dynacore Holdings Corporation
         717 Fifth Avenue
         New York, NY 10022
         Tel. No. (212) 371-7713
         Fax No. (212) 750-9329
         Attn: Gerald N. Agranoff, Esq.

         with a copy to:

         Angel & Frankel, P.C.
         460 Park Avenue
         New York, NY 10022-1906
         Tel. No. (212) 752-8000
         Fax No. (212) 752-8393
         Attn: Joshua J. Angel, Esq. or Laurence May, Esq.

         and

         Andrews & Kurth L.L.P.
         805 Third Avenue
         New York, NY 10022
         Tel. No. (212) 850-2800
         Fax No. (212) 850-2929 Attn:
         Paul N. Silverstein, Esq.

     or to any other address designated by Reorganized Dynacore to interested parties.

XIV.9    Post-Confirmation Date Service List

         From and after the Confirmation Date, all notices of appearance and demands for service of process filed with the Court prior to such date shall no longer be effective. No further notices, other than notice of entry of the Confirmation Order shall be required to be sent to such Entities.

XIV.10  Exemption From Certain Transfer Taxes

         Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any securities (including the New Common Stock), instruments or documents, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of or in connection with, this Plan, including any deeds, bills of sale or assignments executed in connection with this Plan or the Confirmation Order, shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee, or similar tax, charge or expense to the fullest extent provided for under Section 1146(c) of the Bankruptcy Code. The transfer and sale of significant assets of the Debtor pursuant to the Sale Order was a sale in contemplation of this Plan and therefore, all such actions taken pursuant to such sale are entitled to the exemptions provided for under Section 1146(c) of the Bankruptcy Code to the fullest extent permitted by said section.

XIV.11  Filing or Execution of Additional Documents

         On or before the Effective Date, the Debtor or the Reorganized Debtor will file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

XIV.12  Section 1145 Exemption

         Pursuant to, in accordance with, and to the extent provided under section 1145 of the Bankruptcy Code, the issuance of the New Common Stock under this Plan is exempt from the registration requirements of Section 5 of the Securities Act, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in such New Common Stock and is deemed to be a public offering of New Common Stock.

Dated: October 11, 2000

                                                Respectfully Submitted,

                                                DYNACORE HOLDINGS CORPORATION


                                                By: /s/ Gerald N. Agranoff
                                                Gerald N. Agranoff
                                                Title: Chief Operating Officer
                                                 and Acting President

                                TABLE OF CONTENTS

                                                                          Page

ARTICLE I                DEFINITIONS...........................................

1.01     "Ad Hoc Committee"....................................................
1.02     "Ad Hoc Committee of Preferred Shareholders"..........................
1.03     "Administrative Expense" or "Administrative Expense Claim"............
1.04     "Allowed"
1.05     "Ballot"
1.06     "Balloting Agent".....................................................
1.07     "Bankruptcy Code".....................................................
1.08     "Bankruptcy Court" or "Court".........................................
1.09     "Bankruptcy Rules"....................................................
1.10     "Bar Date"
1.11     "Beneficial Trust Interest(s)"........................................
1.12     "Bonds" or "Debentures"...............................................
1.13     "Business Day"
1.14     "Cash"
1.15     "Certificate of Incorporation"........................................
1.16     "Chapter 11 Case".....................................................
1.17     "Claim" or "Claims"...................................................
1.18     "Claimant"
1.19     "Class"
1.20     "Code"
1.21     "Common Stock"
1.22     "Confirmation Date"...................................................
1.23     "Confirmation Hearing"................................................
1.24     "Confirmation Order"..................................................
1.25     "Contested"
1.26     "Contingent Claim"....................................................
1.27     "Court"
1.28     "Creditors' Committee"................................................
1.29     "Debentures"
1.30     "Debenture Holder(s)".................................................
1.31     "Debtor" or "Debtor-in-Possession"....................................
1.32     "Disallowed"
1.33     "Disbursing Agent(s)".................................................
1.34     "Disclosure Statement"................................................
1.35     "Disputed"
1.36     "Distribution(s)".....................................................
1.37     "Dynacore"
1.38     "Effective Date"......................................................
1.39     "Entity"
1.40     "Equity Interest".....................................................
1.41     "Estate"
1.42     "Exchangeable Preferred PLT Interest".................................
1.43     "Exchangeable Preferred Stock"........................................
1.44     "Executory Contract"..................................................
1.45     "Final Order"
1.46     "General Unsecured Claim".............................................
1.47     "Governmental Unit"...................................................
1.48     "Indenture" or "Trust Indenture"......................................
1.49     "Indenture Trustee"...................................................
1.50     "Interest"
1.51     "Initial PLT Trustees"................................................
1.52     "New Common Stock"....................................................
1.53     "Non-Tax Priority Claim"..............................................
1.54     "Officer Administrative Claim(s)".....................................
1.55     "Officer Claim Holders"...............................................
1.56     "Officer Settlement Agreement"........................................
1.57     "Options"
1.58     "Patent Litigations"..................................................
1.59     "Patent Litigation Trust".............................................
1.60     "Person"
1.61     "Petition Date"
                                  1.62 "Plan"
1.63     "Plan Documents"......................................................
1.64     "PLT Beneficial Interests"............................................
1.65     "PLT Agreement"
1.66     "PLT Certificates"....................................................
1.67     "PL Trust"
1.68     "Priority Tax Claim"..................................................
1.69     "Professional Persons"................................................
1.70     "Pro Rata" or "Pro Rata Share"........................................
1.71     "Released Party"......................................................
1.72     "Reorganized Debtor" or "Reorganized Dynacore"........................
1.73     "Sale Order"
1.74     "Schedules"
1.75     "Secured Claim"
1.76     "Transfer Agent"......................................................
1.77     "Trust Indenture".....................................................
1.78     "UC Beneficial Interests".............................................
1.79     "UC Cash Distribution"................................................
1.80     "UC New Common Stock Distribution"....................................
1.81     "Unsecured Claim".....................................................
1.82     "Voting Deadline".....................................................
1.83     "Wage Payment Amount".................................................
1.84     "Wage Payment Order"..................................................
1.85     "Wage Priority Amount"................................................

ARTICLE II               NON-CLASSIFIED CLAIMS AND ADMINISTRATIVE EXPENSES.....

         2.01            Allowed Administrative Expense Claims.................
         2.02            Officer Administrative Claims.........................
         2.03            Administrative Expense Bar Date for Disputed Expenses.
         2.04            Priority Tax Claims...................................

ARTICLE III              CLASSIFICATION OF CLAIMS AND INTERESTS ...............

         3.01            Unclassified Claims ..................................
         3.02            Classified Claims and Interests ......................
                  (a)    Class 1 - Non-Tax Priority Claims ....................
                  (b)    Class 2 - Unsecured Claims............................
                  (c)    Class 3 - Exchangeable Preferred Shareholders ........
                  (d)    Class 4 - Common Shareholders ........................
                  (e)    Class 5 - Option Holders .............................
                  )f)    Class Acceptance Requirements ........................

ARTICLE IV               TREATMENT OF CLAIMS AND INTERESTS ....................

         4.01            Non-Tax Priority Claims (Class 1).....................
         4.02            Unsecured Claims (Class 2) ...........................
         4.03            Exchangeable Preferred Shareholders (Class 3).........
         4.04            Common Shareholders (Class 4) ........................
         4.05            Option Holders (Class 5) .............................

ARTICLE V               PROVISIONS REGARDING CORPORATE GOVERNANCE AND MANAGEMENT
                         OF THE REORGANIZED DEBTOR AND THE ISSUANCE OF NEW
                         COMMON STOCK .........................................

         5.01     Board of Directors
         5.02     Officers of Reorganized Datapoint
         5.03     Amended Certificate of Incorporation and Amended Dynacore
                  By-Laws
         5.04     Securities to be Issued Pursuant to this Plan: New Common
                  Stock.
         5.05     Cancellation of Existing Equity Interests

ARTICLE VI               ESTABLISHMENT OF THE PL TRUST ........................

         6.01            Creation of the PL Trust..............................

ARTICLE VII               MEANS OF DISTRIBUTION AND IMPLEMENTATION ............

         7.01            Cash Distributions ...................................
         7.02            Stock Distributions ..................................
         7.03            PLT Certificate Distributions.........................
         7.04            Distributions by Indenture Trustee as Disbursing Agent
         7.05            Distribution by Reorganized Debtor of Recoveries from
                         PL Trust..............................................
         7.06            Miscellaneous Distribution Provisions ................
(a)      Date of Distributions.................................................
(b)      Delivery of Distributions.............................................
(c)      Fractional Shares ....................................................
(d)      Setoffs and Recoupment................................................
(e)      Distributions After Effective Date....................................

ARTICLE VIII             RIGHTS AND OBLIGATIONS OF THE DISBURSING AGENTS

         8.01            Exculpation...........................................
         8.02            Powers of the Disbursing Agents ......................
         8.03            Duties of the Disbursing Agents ......................
         8.04            Fees of Disbursing Agents.............................

ARTICLE IX               PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN

         9.01            Disputed Claims ......................................
         9.02            No Distributions Pending Allowance ...................
         9.03            Distributions After Allowance.........................
         9.04            Voting Rights of Holders of Disputed Claims and
                         Disputed Equity Interests ...........................

ARTICLE X                 TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         10.01           Rejected If Not Assumed ..............................

ARTICLE XI                CONDITIONS PRECEDENT.................................

         11.01           Conditions Precedent to Effective Date................
         11.02           Waiver of Conditions Precedent .......................

ARTICLE XII              EFFECT OF CONFIRMATION OF THIS PLAN ..................

         12.01           Continued Corporate Existence ........................
         12.02           Vesting of Assets ....................................
         12.03           Discharge of the Debtor ..............................
         12.04           Injunction ...........................................
         12.05           Extinguishment of Causes of Action Under the Avoiding
                         Power Provisions ....................................
         12.06           Votes Solicited in Good Faith ........................
         12.07           The Debtor's Release .................................
         12.08           Exculpation, Release and Injunction of Released Parties
         12.09           Term of Bankruptcy Injunction or Stay.................
         12.10           Preservation of Insurance ............................
         12.11           Officers' and Directors' Indemnification Rights and
                         Insurance ............................................

ARTICLE XIII             RETENTION OF JURISDICTION ............................

         13.01           Scope of Jurisdiction ................................
         13.02           The PL Trust .........................................

ARTICLE XIV               MISCELLANEOUS PROVISIONS.............................

         14.01           Creditors' Committee .................................
         14.02           Compliance with Tax Requirements......................
         14.03           Cancellation of Indenture.............................
         14.04           Payment of Statutory Fees ............................
         14.05           Pre-Confirmation Modification ........................
         14.06           Post-Confirmation Immaterial Modifications ...........
         14.07           Governing Law ........................................
         14.08           Notices ..............................................
         14.09           Post-Confirmation Date Service List...................
         14.10           Exemption From Certain Transfer Taxes ................
         14.11           Filing or Execution of Additional Documents ..........
         14.12           Section 1145 Exemption ...............................

                                  Exhibit 10.2

                              PROMISSORY NOTE FROM
                     DYNACORE HOLDINGS CORPORATION, AS MAKER
                AND DYNACORE PATENT LITIGATION TRUST, AS BORROWER

                                 PROMISSORY NOTE

-------------------------------------------------------------------------------

$1,000,000.00                                   New York, New York
(Maximum Loan Amount)                           Dated:  As of December 18, 2000
-------------------------------------------------------------------------------


         This Promissory Note ("Note") is executed and delivered under and pursuant to the Amended Plan of Reorganization of Dynacore Holdings Corporation f/k/a Datapoint Corporation ("Dynacore") dated October 11, 2000, ("the Plan") and confirmed by order of the United States Bankruptcy Court for the District of Delaware dated December 5, 2000 and that certain Patent Litigation Trust Agreement ("PLT Agreement") executed by Dynacore and the PLT Trustees on behalf of the PL Trust ("Borrower") in connection with the implementation of the Plan. Capitalized terms not defined herein shall have the definitions ascribed to them in the Plan or the PLT Agreement.
         FOR VALUE RECEIVED, Borrower hereby promises to pay to the order of Dynacore for its benefit at the offices of Dynacore, 717 Fifth Avenue, New York, New York 10022 or such other place as Dynacore may from time to time designate to Borrower in writing, the sum of One Million ($1,000,000) Dollars or, if different from such amount, the unpaid principal balance, as set forth on the grid attached hereto (the "Grid") and made a part hereof, of all loans made by Dynacore to Borrower in accordance with Section 3.9 of the PLT Agreement, payable in accordance with the provisions of the PLT Agreement, with interest on the principal amount of the Note from time to time outstanding, at the rate of 12% per annum.
         1. The amounts due under this note shall be repaid by the Borrower from the first monies received by it from the partial or complete liquidation of Trust Property.
         2. Dynacore is hereby authorized by Borrower to enter and record on the Grid the amount of each loan made under this Note pursuant to the terms of the Plan and the PLT Agreement and each payment of principal thereon without any further authorization on the part of Borrower. The entry of an amount on the Grid shall be prima facia and presumptive evidence of the loan. Dynacore's failure to make an entry, however, shall not limit or otherwise effect the obligations of Borrower.
         3. Any payment received by Dynacore hereunder shall be applied in the following order priority: (a) first to the payment of accrued and unpaid interest; (b) second to the reduction of any portion of the principal amount of the loan then outstanding.
         4. No amendment, modification or waiver of any provisions of this Note or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by Dynacore and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.
         5. This Note shall be deemed to be a contract made under the laws of the State of New York and shall be construed in accordance with the laws of said state without regard to principles of conflicts of law or choice of law.
         6. This Note shall be binding upon the Borrower and its successors and assigns and the terms hereof shall inure to the benefit of Dynacore and its successors and assigns. This Note may not be assigned by either Dynacore or Borrower except with the express written consent of the other party.
         7. The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner effect such provision in any other jurisdiction or any other provision of this Note.
         8. The Borrower hereby irrevocably consents to the jurisdiction and venue of any court in the State of New York including any Federal Court located therein, over any action or proceeding arising out of or any dispute between the Borrower and Dynacore under this Note. Each of the Borrower and Dynacore hereby waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of the transactions contemplated by this Note or the validity, protection, interpretation, collection or enforcement thereof of any other claim or dispute arising between the Borrower and Dynacore with respect to the Note.
-----------------------------------------------------------------------------

                                  Patent Litigation Trust


                                  By: /s/ Asher B. Edelman...
                                      ----------------------------------------
                                           Trustee

                                      /s/ Gerald N. Agranoff.....
                                      ----------------------------------------
                                           Trustee

                                      /s/ Fred Ehrman   .........
                                      ----------------------------------------
                                          Trustee
------------------------------------------------------------------------------

                                  EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





We consent to the use in this Registration Statement on Form 10A-2 of our report dated April 29, 2002, relating to the financial statements of the Dynacore Patent Litigation Trust.




                                                 /s/ MARKS PANETH & SHRON LLP


New York, NY
December 12, 2002